SCHEDULE 14A
                          SCHEDULE 14A INFORMATION

              Proxy Statement Pursuant to Section 14(a) of the
              Securities Exchange Act of 1934 (Amendment No.  )

Filed by Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or
          Rule 14a-12 RENAISSANCE COMMUNICATIONS CORP.
      ---------------------------------------------------
          (Name of Registrant as Specified In Its Charter)


         --------------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement,
                        if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
    14a-6(i)(2) or Item 22(a)(2) of Schedule 14A
[ ] $500 per each party to the controversy pursuant to Exchange
    Act Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1)    Title of each class of securities to which transaction applies:

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    2)    Aggregate number of securities to which transaction applies:

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    3)    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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    4)    Proposed maximum aggregate value of transaction:

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    5)    Total fee paid:

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[ X ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    1) Amount Previously Paid:

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    2) Form, Schedule or Registration Statement No.:

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    3) Filing Party:

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    4) Date Filed:

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
                           (Letterhead of Renaissance)


October 4, 1996


Dear Stockholder:

         On behalf of the Board of Directors, you are cordially invited to attend a Special Meeting of Stockholders of Renaissance Communications Corp. (the "Company") to be held on November 12, 1996, at 10:00 a.m. local time, at The Hyatt Regency Greenwich Hotel, 1800 East Putnam Avenue, Old Greenwich, Connecticut.
                                          -----
         As described in the accompanying Notice of Special Meeting of Stockholders and Proxy Statement, at the Special Meeting you will be asked to approve the Agreement and Plan of Merger, dated as of July 1, 1996 (as amended, supplemented or modified from time to time, the "Merger Agreement"), pursuant to which the Company has agreed to merge (the "Merger") with a subsidiary of Tribune Company ("Tribune"). Upon consummation of the Merger, the Company will become a wholly-owned subsidiary of Tribune and each share of common stock of the Company, par value $.01 per share (the "Common Stock"), will be converted into the right to receive $36.00 in cash. Consummation of the Merger is subject to satisfaction of certain conditions, including the approval and adoption of the Merger Agreement by the Company's stockholders, certain regulatory approvals and other customary conditions. The Merger and related matters are described in detail in the accompanying Proxy Statement. A copy of the Merger Agreement is attached as Annex A to the Proxy Statement.

         The Board of Directors of the Company has determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and has approved the Merger. The Board unanimously recommends that you vote "FOR" the approval of the Merger Agreement. Morgan Stanley & Co. Incorporated ("Morgan Stanley"), the Company's financial advisor in connection with the Merger, has rendered a written opinion to the Company's Board of Directors dated July 1, 1996 to the effect that the consideration to be received by the Company's stockholders in the Merger is fair to such holders from a financial point of view. A copy of the fairness opinion of Morgan Stanley is attached as Annex B to the Proxy Statement.

         The accompanying Notice of Special Meeting and Proxy Statement describe the Merger in greater detail and provide specific information concerning the Special Meeting. Also enclosed are copies of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and the Company's Quarterly Report on Form 10-Q for the six months ended June 30, 1996. Please read these materials carefully.

         It is very important that you be represented at the Special Meeting, even if you are not able to attend in person. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company is required to approve and adopt the Merger Agreement. Consequently, a failure to vote or abstentions will have the same effect as a vote against the Merger Agreement. Moreover, brokers cannot vote at the Special Meeting without instructions from stockholders entitled to vote at the Special Meeting.
 Stockholders whose shares are held in brokerage accounts are urged to instruct their brokers to vote their shares in favor of the Merger. Certain stockholders of the Company who own approximately 59% of the outstanding shares of Common Stock of the Company have agreed to vote such shares in favor of the Merger. Accordingly, even if no other stockholder of the Company votes in favor of the Merger, approval of the Merger is assured. If the Merger is consummated, holders of Common Stock of the Company who do not vote in favor of approval of the Merger Agreement and who otherwise comply with the requirements of Section 262 of the Delaware General Corporation Law will be entitled to statutory appraisal rights.

         PLEASE MARK, SIGN AND DATE EACH PROXY CARD YOU RECEIVE AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. This will not prevent you from voting in person at the Special Meeting, but will assure that your vote is counted if you are unable to attend. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES AT THIS TIME. Following consummation of the Merger, you will receive instructions regarding the exchange of your stock certificates.

         On behalf of the Board of Directors, we urge you to vote for approval of the Merger Agreement.


                                   Sincerely,

                               Michael Finkelstein
                               Chairman of the Board and Chief
                                Executive Officer

                        RENAISSANCE COMMUNICATIONS CORP.



                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 12, 1996


     Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of Renaissance Communications Corp. (the "Company") will be held at The Hyatt Regency Greenwich Hotel, 1800 East Putnam Avenue, Old Greenwich, Conecticut on November 12, 1996, at 10:00 a.m. local time, for the following purposes, which are more completely set forth in the accompanying Proxy Statement:

   1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 1, 1996 (as amended, supplemented or modified from time to time, the "Merger Agreement"), among the Company, Tribune Company, a Delaware corporation ("Tribune") and Tower Acquisition Company, Inc., a Delaware corporation and wholly-owned subsidiary of Tribune ("TAC"), and the transactions contemplated by the Merger Agreement, pursuant to which TAC shall be merged into the Company, the Company will become a wholly-owned subsidiary of Tribune and each share of common stock of the Company, par value $.01 per share (the "Common Stock"), will be converted into $36.00 in cash.

   2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

     As more fully described in the Proxy Statement, pursuant to the Merger Agreement TAC will merge with and into the Company, with the Company becoming a wholly-owned subsidiary of Tribune, and each outstanding share of the Company's Common Stock (other than shares of Common Stock held by Tribune and its subsidiaries or by any stockholder who perfects appraisal rights) will be converted into $36.00 in cash.

     Only holders of Common Stock of the Company of record at the close of business on September 27, 1996 (the "Record Date"), are entitled to notice of, and to vote at, the Special Meeting or any adjournments thereof.

     Any stockholder entitled to vote at the Special Meeting shall have the right to dissent from the vote on the Merger Agreement and to receive payment of the fair value of the shares of the Company's Common Stock held of record by such stockholder, upon compliance with Section 262 of the Delaware General Corporation Law ("DGCL"), the full text of which is included as Annex C to the Proxy Statement. For a summary of the appraisal rights of the Company's stockholders, see "The Merger -- Appraisal Rights" in the Proxy Statement.


                              BY ORDER OF THE BOARD OF DIRECTORS

                              Michael Finkelstein,
                              Chairman of the Board

Greenwich, Connecticut
October 4, 1996


THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK IS REQUIRED TO APPROVE THE MERGER AGREEMENT. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU AT ANY TIME PRIOR TO THE EXERCISE THEREOF IN THE MANNER DESCRIBED IN THE PROXY STATEMENT.

                        RENAISSANCE COMMUNICATIONS CORP.

                          ONE FAWCETT PLACE, SUITE 120
                          GREENWICH, CONNECTICUT 06830


                                PROXY STATEMENT
                          -------------------------

     This Proxy Statement is being furnished to stockholders of Renaissance Communications Corp. (the "Company") in connection with the solicitation on behalf of the Board of Directors of the Company of proxies for the Special Meeting of Stockholders, and at any adjournments or postponements thereof (the "Special Meeting"), to be held on November 12, 1996, at 10:00 a.m. local time, at The Hyatt Regency Greenwich Hotel, 1800 East Putnam Avenue, Greenwich Connecticut. The enclosed proxy card, the accompanying Notice of Special Meeting of Stockholders and this Proxy Statement are being first sent to stockholders of the Company on or about October 4, 1996.

     The purposes of the Special Meeting are (i) to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of July 1, 1996 (as amended, supplemented or modified from time to time, the "Merger Agreement"), by and among Tribune Company, a Delaware corporation ("Tribune"), Tower Acquisition Company, Inc., a Delaware corporation and wholly-owned subsidiary of Tribune ("TAC"), and the Company and the transactions contemplated by the Merger Agreement; and (ii) to transact such other business as may properly come before the Special Meeting or any adjournment thereof. As more fully described herein under "The Merger," pursuant to the Merger Agreement, TAC will merge (the "Merger") with and into the Company (the "Surviving Corporation"), with the Company becoming a wholly-owned subsidiary of Tribune, and each outstanding share of common stock, par value $.01 per share, of the Company (the "Common Stock") (other than shares of Common Stock held by Tribune and its subsidiaries or by any stockholder who perfects appraisal rights) will be converted into $36.00 in cash. A copy of the Merger Agreement is attached hereto as Annex A and is incorporated herein by reference.

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND "FOR" APPROVAL OF THE PROPOSAL RELATING TO OTHER BUSINESS.

     Only stockholders of record at the close of business on September 27, 1996 (the "Record Date"), will be entitled to notice of, and to vote at, the Special Meeting. At the close of business on the Record Date, there were 30,337,207 shares of Common Stock outstanding and entitled to vote at the Special Meeting. Each share of Common Stock is entitled to one vote. The holders of a majority of the Common Stock issued and outstanding and entitled to vote at the Special Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business thereat.

     The affirmative vote of the holders of a majority of all shares of Common Stock of the Company outstanding on the record date is required for approval of the Merger Agreement. A properly executed proxy marked Abstain will not be voted. Consequently, abstentions or the failure to return a properly executed proxy card or to vote in person at the Special Meeting will have the same effect as a vote against the Merger Agreement. Brokers and nominees are precluded from exercising their voting discretion on the Merger Agreement and thus, absent specific instructions from the beneficial owner of such shares, are not empowered to vote such shares with respect to the Merger Agreement. Thus, broker non-votes will have the same effect as a vote against the Merger Agreement. Certain stockholders of the Company who own approximately 59% of the outstanding shares of Common Stock of the Company have entered into agreements with Tribune to vote in favor of the Merger. Accordingly, even if no other stockholder votes in favor of the Merger, approval of the Merger is assured. All executive officers and directors of the Company, including the stockholders referenced above, who own approximately 60% of the Company's outstanding Common Stock, have indicated they presently intend to vote in favor of the Merger.

     If the accompanying proxy card is executed and returned, it will be voted at the Special Meeting in accordance with the specifications made thereon, or if no specifications are made, will be voted for approval of the Merger Agreement and for approval of the other business presented at the Special Meeting; however, a proxy may be revoked at any time before it is voted, by submission of a written revocation to the Company, by the return of a new proxy to the Company or by the stockholder's personal vote at the Special Meeting. A written revocation or new proxy may be sent to the Company at One Fawcett Place, Suite 120, Greenwich, Connecticut 06830, Attention: Secretary, and must be received prior to the Special Meeting. No special form of revocation is required. The presence of a stockholder at the Special Meeting does not automatically revoke his proxy.

     The expense of soliciting proxies, including the cost of assembling and mailing these proxy materials to stockholders, will be borne by the Company. In addition to solicitation by use of the mails, the Company may use the services of its directors, officers and employees to solicit proxies personally or by telephone, without additional salary or compensation to them. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting materials to the beneficial owners of shares of Common Stock held of record by such persons, and the Company will reimburse such persons for reasonable out-of-pocket expenses incurred by them in that regard.

     STOCKHOLDERS ARE REQUESTED TO PROMPTLY SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT TO THE COMPANY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE, EVEN IF THEY PLAN TO ATTEND THE SPECIAL MEETING. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

     The Merger will be a taxable transaction to stockholders of the Company for federal income tax purposes.

     The date of this Proxy Statement is October 4, 1996.

                                TABLE OF CONTENTS

                                                            PAGE

INTRODUCTION..................................................

SUMMARY  .....................................................
         The Special Meeting..................................
         Required Vote........................................
         The Merger...........................................
         Background and Reasons for the Merger................
         Opinion of Financial Advisor to the Company..........
         Interests of Certain Persons in the Merger...........
         Certain Federal Income Tax Consequences..............
         Appraisal Rights.....................................

THE MERGER....................................................
         Parties to the Merger................................
         Background of the Merger.............................
         Reasons for the Merger ..............................
         Opinion of Financial Advisor to the Company..........
         Effective Time.......................................
         Payment Procedures and Paying Agent..................
         Representations and Warranties.......................
         Conduct of Business of the Company
          Prior to the Merger.................................
         Conditions to the Merger.............................
         Amendments...........................................
         Termination of the Merger Agreement..................
         No Solicitation......................................
         Tender Offer.........................................
         Costs and Expenses...................................
         Regulatory Considerations............................
         Interests of Certain Persons in the Merger...........
         Appraisal Rights.....................................
         Accounting Treatment.................................
    Certain Federal Income Tax Consequences...................

VOTING SECURITIES AND PRINCIPAL HOLDERS.......................

MARKET PRICES.................................................

GENERAL
         Independent Public Accountants ......................
         Stockholder Proposals................................
         Other ...............................................
         Additional Information...............................
         Incorporation of Certain Documents by Reference......

ANNEXES:

     ANNEX A - Agreement and Plan of Merger
     ANNEX B - Fairness Opinion of Morgan Stanley & Co. Incorporated ANNEX C - Section 262 of the Delaware General Corporation Law

                                     SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information appearing in this Proxy Statement or in the accompanying annexes. STOCKHOLDERS ARE URGED TO READ THIS PROXY STATEMENT AND THE ANNEXES HERETO IN THEIR ENTIRETY.

THE SPECIAL MEETING

     The Board of Directors of the Company is soliciting proxies to be voted at the Special Meeting to be held at The Hyatt Regency Greenwich Hotel, 1800 Putnam Avenue, Old Greenwich, Connecticut on November 12, 1996, at 10:00 a.m. local time. Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Special Meeting. At the close of business on the Record Date, there were 30,337,207 shares of Common Stock outstanding and entitled to vote. The enclosed proxy card, the accompanying Notice of Special Meeting of Stockholders and this Proxy Statement are being first sent to stockholders of the Company on or about October 4, 1996.

     At the Special Meeting the stockholders will be asked to consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS AND HAS APPROVED THE MERGER. THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

REQUIRED VOTE

     The affirmative vote of the holders of a majority of all shares of Common Stock of the Company outstanding on the Record Date is required for approval of the Merger Agreement. Each of Warburg, Pincus Capital Company, L.P. ("WPCC") and Michael Finkelstein, Chairman of the Board of Directors and Chief Executive Officer of the Company, who own 17,223,412 and 602,067 shares of the Company's outstanding Common Stock, respectively (approximately 59% of the Company's outstanding voting securities), has entered into a Stockholder Agreement (collectively, the "Stockholder Agreements") dated as of July 1, 1996 with Tribune, pursuant to which each of them has agreed to vote all of such shares in favor of the Merger. Accordingly, even if no other stockholder votes in favor of the Merger, approval of the Merger is assured.

THE MERGER

         PARTIES TO THE MERGER:

     THE COMPANY. The Company is a Delaware corporation which owns and operates six geographically diverse television stations, each of which is located in one of the 50 largest U.S. television markets. Four of the Company's stations are affiliates of the Fox Network and the other two are affiliates of the WB Network. The Company's principal executive offices are located at One Fawcett Place, Suite 120, Greenwich, Connecticut 06830 and its telephone number is 203-629-1888. For more information on the Company, reference is made to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and Quarterly Report on Form 10-Q for the six months ended June 30, 1996, which are being mailed to stockholders together with this Proxy Statement.

     TRIBUNE. Tribune is an information, education and entertainment company. Through its subsidiaries, Tribune is engaged in the publishing of newspapers, books, educational reference material and information in print and digital formats and the broadcasting, production and syndication of information and entertainment in metropolitan areas in the United States. Tribune's principal executive offices are located at 435 North Michigan Avenue, Chicago, Illinois 60611 and its telephone number is 312-222-9100.

     TAC. TAC is a wholly-owned subsidiary of Tribune which was formed for the sole purpose of effecting the Merger. TAC's principal executive offices are located at 435 North Michigan Avenue, Chicago, Illinois 60611 and its telephone number is 312-222-9100.

See "The Merger -- Parties to the Merger."

     GENERAL. The Merger Agreement contemplates that Tribune will acquire the Company through the merger of TAC with and into the Company, with the Company being the surviving corporation and becoming a wholly-owned subsidiary of Tribune. The Merger Agreement provides that each outstanding share of the Company's Common Stock (other than shares of Common Stock held by Tribune or its subsidiaries or by any stockholder who perfects appraisal rights) will be converted into the right to receive $36.00 in cash (the "Merger Consideration"). The amount of the Merger Consideration was determined through arm's length negotiations between Tribune and the Company. See "The Merger -- Background of the Merger", "-- Reasons for the Merger" and "-- Opinion of Financial Advisor to the Company."

     EFFECTIVE TIME. The "Effective Time" of the Merger will be the date on which a certificate of merger is filed with the Secretary of State of the State of Delaware in accordance with the DGCL. It is anticipated that such filing will be made as promptly as practicable after receipt of all necessary regulatory approvals and the expiration or termination of all applicable waiting periods and after satisfaction or waiver of all conditions to the consummation of the Merger Agreement.

     CONDITIONS; REGULATORY CONSIDERATIONS. Consummation of the Merger and payment to stockholders of the Merger Consideration are subject to various conditions, including receipt of the stockholder approval solicited hereby, regulatory approvals and satisfaction of other customary closing conditions. See "The Merger -- Conditions to the Merger" and "-- Regulatory Considerations."

     Consummation of the Merger is subject to the consent of the Federal Communications Commission ("FCC") to the transfer of control of the Company to Tribune. See "The Merger -- Regulatory Considerations."

     Consummation of the Merger and payment to stockholders of the Merger Consideration were subject to expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"). Such waiting period expired on August 15, 1996. See "The Merger -- Regulatory Considerations."

     It is not contemplated that any additional regulatory approvals will be required for consummation of the Merger. If such approvals are required, there can be no assurance that satisfactory regulatory approvals will occur, and there can be no assurance as to the date any such approvals will be completed.

     TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated, and the Merger abandoned, prior to the Effective Time, either before or after its approval by the stockholders of the Company, (i) by the mutual consent of the Company and Tribune, (ii) by either of them individually under the following circumstances: (a) if the Merger has not become effective by July 1, 1997, unless the failure to consummate the Merger is a result of a material breach by such party, (b) if any governmental entity shall have issued an order permanently enjoining the Merger and such order shall have become final and nonappealable, or (c) if the approval of the Company's stockholders shall not have been obtained in a vote taken at a meeting duly convened therefor, (iii) by Tribune, if (a) the Company shall have materially breached any of its representations or covenants or (b) the Board of Directors of the Company shall have withdrawn, modified in a manner adverse to Tribune or refused to reaffirm its recommendation that the Company's stockholders approve the Merger Agreement, or (iv) by the Company, (a) if a Superior Proposal (as defined in the Merger Agreement) shall have been accepted or (b) in the event of certain breaches by Tribune of any of its representations or covenants. See "The Merger -- Conditions to the Merger."

BACKGROUND AND REASONS FOR THE MERGER

     The terms of the Merger Agreement resulted from arm's length negotiations between the Company and Tribune. See "The Merger -- Background of the Merger".

     The Board of Directors of the Company believes that the Merger offers significant financial benefits to, and is in the best interests of, the Company's stockholders. See "The Merger -- Reasons for the Merger."

     THE BOARD UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR TO THE COMPANY

     Morgan Stanley & Co. Incorporated ("Morgan Stanley"), the Company's financial advisor in connection with the Merger, has rendered a written opinion to the Company's Board, dated July 1, 1996, that, as of the date thereof, the Merger Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders. The full text of such opinion appears as Annex B to this Proxy Statement. Stockholders are urged to read such opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Morgan Stanley in connection therewith. See "The Merger -- Opinion of Financial Advisor to the Company."


INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of the Company's management and its Board of Directors may be deemed to have interests in the Merger in addition to their interests, if any, as stockholders of the Company generally. These interests include certain rights to indemnification and payments for outstanding stock options and warrants provided for in the Merger Agreement and rights to payments under employment agreements. See "The Merger -- Interests of Certain Persons in the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The receipt of the Merger Consideration by a stockholder pursuant to the Merger Agreement will be a taxable transaction to such stockholder for federal income tax purposes and may also be a taxable transaction under applicable state, local or other laws. Each stockholder is urged to consult his own tax advisor as to the particular tax consequences to such stockholder. See "The Merger -- Certain Federal Income Tax Consequences."

APPRAISAL RIGHTS

     Holders of Common Stock of the Company who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their Common Stock appraised by the Delaware Chancery Court and to receive payment in cash of the "fair value" of such Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court.

     A holder of Common Stock wishing to exercise such holder's appraisal rights
(i) must not vote in favor of adoption of the Merger Agreement and (ii) must deliver to the Company, prior to the vote on the Merger Agreement at the Special Meeting, a written demand for appraisal of such holder's Common Stock.

     Stockholders considering seeking appraisal should be aware that the fair value of their Common Stock as determined under Section 262 could be more than, the same as, or less than the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their Common Stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262.

     Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights (in which event a stockholder will be entitled to receive the Merger Consideration with respect to such Common Stock in accordance with the Merger Agreement). See "The Merger - - Appraisal Rights," and Section 262 of the DGCL attached hereto as Annex C.

                                   THE MERGER


     The following is a brief summary of certain aspects of the proposed Merger. This summary description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Annex A to this Proxy Statement and is incorporated herein by reference.

PARTIES TO THE MERGER

     THE COMPANY. The Company is a Delaware corporation which owns and operates six geographically diverse television stations, each of which is located in one of the 50 largest U.S. television markets. Four of the Company's stations are affiliates of the Fox Network and the other two are affiliates of the WB Network. The Company's principal executive offices are located at One Fawcett Place, Suite 120, Greenwich, Connecticut 06830 and its telephone number is 203-629-1888. For more information on the Company, reference is made to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and Quarterly Report on Form 10-Q for the six months ended June 30, 1996, which are being mailed to stockholders with this Proxy Statement.

     TRIBUNE. Tribune is an information, education and entertainment company. Through its subsidiaries, Tribune is engaged in the publishing of newspapers, books, educational reference material and information in print and digital formats and the broadcasting, production and syndication of information and entertainment in metropolitan areas in the United States. Tribune's principal executive offices are located at 435 North Michigan Avenue, Chicago, Illinois 60611 and its telephone number is 312-222-9100.

     TAC. TAC is a wholly-owned subsidiary of Tribune which was formed for the sole purpose of effecting the Merger. TAC's principal executive offices are located at 435 North Michigan Avenue, Chicago, Illinois 60611 and its telephone number is 312-222-9100.

BACKGROUND OF THE MERGER

     The terms of the Merger Agreement resulted from arm's length negotiations between representatives of the Company and Tribune. On November 3, 1995, representatives of Tribune met with representatives of the Company, with Tribune indicating that it was interested in acquiring some of the Company's stations. The Company advised Tribune that it would only be interested in selling the Company, as a whole, and not any individual stations. In late November 1995, representatives of Tribune once again met with representatives of the Company and this time Tribune indicated a willingness to consider the acquisition of the entire Company. At that time, the parties entered into a confidentiality agreement and on November 16, 1995, the Company retained Morgan Stanley to act as its financial advisor in connection with a review of strategic alternatives available to the Company, including a possible sale of the Company. After several meetings, discussions between the Company and Tribune were discontinued.

     On June 6, 1996, representatives of Tribune met with representatives of the Company in New York. A discussion ensued with respect to a possible combination of the broadcast business of Tribune with the Company's business for consideration consisting of cash and stock. On June 17 and June 18, 1996, representatives of Tribune and representatives of the Company met in Chicago to continue discussions of a possible combination of the companies for a combination of cash and stock. Subsequent to the meetings in Chicago, Tribune expressed a desire to acquire the Company for all cash. During the week of June 24, 1996, the parties continued discussions on the terms of a possible transaction, Tribune conducted certain due diligence on the Company and Tribune furnished the Company with a draft Merger Agreement and related documentation. The discussions focused on the possible acquisition of the Company in a cash merger at a price of $36.00 per share. On June 26 and 27, 1996, counsel for the Company and Tribune met in New York to negotiate the terms of the Merger Agreement and related documentation. These discussions continued on June 28, 1996, resulting in the finalization of the documentation on the morning of July 1, 1996. During this period, negotiations between Tribune, WPCC and Mr. Finkelstein with respect to the Stockholder Agreements also occurred.

     On June 28 and July 1, 1996, the Board of Directors of the Company met and reviewed and discussed in detail the proposed transaction, including the terms of the Merger Agreement. At the June 28 Board meeting, Morgan Stanley rendered an oral fairness opinion to the Board, subsequently confirmed in writing as of July 1, 1996, with respect to the Merger. On July 1, 1996, the Board of Directors of Tribune met to consider the terms of the Merger Agreement. The Boards of Directors of each of the Company and Tribune approved the Merger Agreement on July 1, 1996 and at that time the Merger Agreement was signed. Concurrently therewith, WPCC and Mr. Finkelstein entered into the Stockholder Agreements with Tribune. Immediately following the execution of such agreements, the parties issued a press release announcing the proposed Merger.

REASONS FOR THE MERGER

     The Board of Directors of the Company believes the terms of the Merger Agreement are fair to, and in the best interests of, the Company and its stockholders. At its June 28 and July 1 meetings, the Board unanimously approved the Merger Agreement and determined that the price of $36.00 in cash per share offered significant financial benefits to, and was in the best interests of, the Company and its stockholders. In reaching its conclusion to approve the Merger Agreement, the Board of Directors of the Company received a presentation from Morgan Stanley and considered a number of factors of which the stockholders of the Company should be aware in determining whether to vote for approval of the Merger Agreement, including, without limitation, the following:

         (i) The Board's familiarity with the television broadcast industry generally, its awareness of the trend toward consolidation in the television broadcast industry and its review of the Company's existing business, financial condition and results of operations;

         (ii) The presentation by Morgan Stanley and its oral and written opinion that the Merger Consideration to be received by the Company's stockholders was fair from a financial point of view;

         (iii) The amount and type of consideration to be received in the Merger by the stockholders of the Company and the historical trading prices of the Company's Common Stock, including the fact that the Merger Consideration represented a significant premium over the market prices at which the Company's Common Stock had traded since the Company became a publicly owned company;

         (iv) The Board's and management's alternative strategic courses of action, including the Company's discussions with entities either seeking to sell their business or seeking to acquire the Company's business;

         (v) The terms and conditions of the Merger Agreement, including the lack of any financing contingency on the part of Tribune; and

         (vi) The regulatory approvals required to be obtained by Tribune in connection with the Merger, including Tribune's willingness to close the Merger without obtaining a final FCC order.

     In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Board of Directors of the Company did not find it practical to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

OPINION OF FINANCIAL ADVISOR TO THE COMPANY

     Morgan Stanley was retained by the Company to act as its financial advisor in connection with the Merger and related matters based upon Morgan Stanley's experience and expertise. At the June 28, 1996 meeting of the Board of Directors of the Company, Morgan Stanley rendered to the Board of Directors of the Company an oral opinion, subsequently confirmed in writing as of July 1, 1996, to the effect that, as of such date and based on certain matters stated therein, the consideration to be received by the holders of shares of the Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders (the "Morgan Stanley Opinion").

     The full text of the Morgan Stanley Opinion dated July 1, 1996, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix B to this Proxy Statement and is incorporated herein by reference. Holders of the Common Stock should read the Morgan Stanley Opinion carefully in its entirety. The Morgan Stanley Opinion is directed to the Board of Directors of the Company. The Morgan Stanley Opinion addresses the fairness of the consideration to be received by the holders of shares of the Common Stock pursuant to the Merger Agreement from a financial point of view, and it does not address any other aspect of the Merger, nor does it constitute a recommendation to any holder of the Common Stock as to how to vote at the Special Meeting. The summary of the Morgan Stanley Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

     In arriving at its opinion, Morgan Stanley (i) analyzed certain publicly available financial statements and other information of the Company; (ii) analyzed certain internal financial statements and other financial and operating data concerning the Company prepared by the Company's management; (iii) analyzed certain financial projections prepared by the Company's management; (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company; (v) reviewed the reported prices and trading activity for the Common Stock; (vi) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities; (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (viii) participated in discussions and negotiations among representatives of the Company, Tribune and their financial and legal advisors; (ix) reviewed the Merger Agreement and certain related documents; and (x) performed such other analyses as it deemed appropriate.

     In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by Morgan Stanley for purposes of its opinion. With respect to financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. Morgan Stanley did not make an independent valuation or appraisal of the Company's assets or liabilities, nor was Morgan Stanley furnished with any such appraisals. The Morgan Stanley Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date thereof.

     The following is a brief summary of certain analyses performed by Morgan Stanley and reviewed with the Company's Board of Directors in connection with the preparation of the Morgan Stanley Opinion and with its presentation to the Company's Board of Directors on June 28, 1996. This summary does not purport to be a complete description of the Morgan Stanley Opinion or of Morgan Stanley's presentation to the Board of Directors on June 28, 1996 in connection with the delivery of the Morgan Stanley Opinion.

     Historical Public Market Trading Value. Morgan Stanley reviewed the historical performance of the Common Stock based on an historical analysis of closing prices and trading volumes from January 1, 1995 through June 26, 1996. During this period, based on closing prices on the New York Stock Exchange, the per share price of the Common Stock had ranged from a low of $17.83 (as adjusted for a previous stock split) to a high of $31.00. Based on the latest twelve months of trading activity through June 26, 1996 ("LTM"), the price of the Common Stock had ranged from a low of $19.25 to a high of $31.00 per share. Morgan Stanley observed that the Merger Consideration of $36.00 per share represented an 87% and 16% premium to the LTM low and high prices, respectively. The Common Stock closed at a price of $32.50 per share on June 28, 1996, the last full trading day preceding the Company's announcement of the Merger. Morgan Stanley also reviewed the historical reported public trading prices of the Standard & Poor's Industrials Index (the "S&P 400") and an index of reported trading prices of the stock of certain other publicly traded television broadcasting companies from January 1, 1995 through June 26, 1996, consisting of Argyle Television, Inc. ("Argyle"), Clear Channel Communications, Inc. ("Clear Channel"), Granite Broadcasting Corporation ("Granite"), LIN Television Corporation ("LIN Television"), New World Communications Group Inc. ("New World"), Sinclair Broadcast Group, Inc. ("Sinclair") and Young Broadcasting Inc. ("Young") (the "Television Index"). During the time period reviewed, the increase in the price of the Common Stock exceeded that of the S&P 400, but was lower than that of the Television Index.

     Comparable Company Trading Analysis. Morgan Stanley reviewed and analyzed certain publicly available financial and market information for the Company and a group of seven publicly traded companies in the television broadcasting industry (the "Comparable Companies"). The Comparable Companies included:
Argyle, Clear Channel, Granite, LIN Television, New World, Sinclair and Young.

     Morgan Stanley's analysis included, among other things, a review of each company's respective aggregate values (market value of equity plus net debt and preferred stock) expressed as a multiple of estimated 1996 broadcast cash flow ("BCF"), pro forma for announced acquisitions and adjusted for non-broadcasting assets where appropriate. For each company, such BCF estimates were based on publicly available reports published by equity research analysts.

     The BCF multiples derived from Morgan Stanley's analysis of the Company and the Comparable Companies ranged from 9.1x to 12.0x 1996 estimated BCF for six
(6) of the Comparable Companies and 20.3x 1996 estimated BCF for Clear Channel. The median of such multiples for the Company and the Comparable Companies (exclusive of the multiple for Clear Channel) was 11.0x. Based on this analysis, Morgan Stanley derived an implied public market trading price per share of the Common Stock, based on a range of multiples of 10.0x to 12.0x 1996 estimated BCF, of $27.80 to $33.48. Morgan Stanley also noted that the aggregate Merger Consideration for the Company (including net debt as of March 31, 1996, less proceeds from the exercise of stock options) implied a multiple of approximately 12.9x 1996 estimated BCF.

     No company utilized in the comparable company analysis as a comparison is identical to the Company. In evaluating the Comparable Companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the business of the Company and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

     Precedent Transaction Multiples Analysis. Morgan Stanley reviewed and analyzed the financial terms of certain recent precedent transactions in the television broadcasting industry (the "Comparable Transactions"), which, in Morgan Stanley's judgment, were deemed to be the most comparable to the Merger for purposes of this analysis. These Comparable Transactions included the acquisition of KCAL-TV ("KCAL") by Young from The Walt Disney Company ("Disney"), the acquisition of two stations by the New York Times Company ("New York Times") from Palmer Communications, Inc. ("Palmer"), the acquisition of Ellis Communications, Inc. by the Employees Retirement System of Alabama and the Teachers' Retirement System of Alabama, the acquisition of two stations by National Broadcasting Co., Inc. ("NBC") from New World, the acquisition of the assets of River City Broadcasting by Sinclair and the acquisition of Citicasters Inc. ("Citicasters") by Jacor Communications, Inc. ("Jacor"). Morgan Stanley reviewed the prices paid in these transactions, including analysis of the aggregate value of such transactions expressed as multiples of publicly available estimates of 1996 and 1997 BCF. The aggregate values for these transactions (excluding the multiple in Young's acquisition of KCAL, which had lower BCF margins than the Company and lower margins than stations acquired in the other transactions analyzed) expressed as multiples of 1996 estimated BCF ranged from a low of 11.9x for Jacor's acquisition of Citicasters to a high of 13.0x for New York Times' acquisition of two stations from Palmer, and the multiples of 1997 estimated BCF paid ranged from a low of 11.0x for New York Times' acquisition of two stations from Palmer to a high of 13.3x for NBC's acquisition of two stations from New World. Based on this analysis, Morgan Stanley derived a range of implied prices per share of the Common Stock, based on a range of 11.0x to 13.0x 1996 estimated BCF for the Company, of $32.53 to $38.21.

     No transaction utilized in the comparable transaction analysis is identical to the Merger. In evaluating the Comparable Transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the Company's control, such as the impact of competition on the business of the Company and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data.

     Equity Research Analysts' Private Market Value Estimates. Morgan Stanley reviewed and analyzed the target trading prices and estimated private market values per share of the Common Stock prepared and published by certain equity research analysts at Salomon Brothers Inc, A.G. Edwards, Inc., BT Securities Corporation, Wheat, First Securities, Inc., Goldman, Sachs & Co., Dean Witter Reynolds, Inc. and Donaldson, Lufkin & Jenrette, Inc. (collectively, the "Analysts") in the period from November 2, 1995 through June 27, 1996. The target trading prices published in such reports ranged from a low of $26.00 per share to a high of $37.00 per share. Morgan Stanley also reviewed and analyzed the estimated private market values per share of the Common Stock published by the Analysts from November 2, 1995 through June 27, 1996. Such estimates of private market value, where a numerical value was published, ranged from a low of $31.75 per share to a high of $40.00 per share. Morgan Stanley noted, however, that such Analysts' estimates are not necessarily indicative of prices at which the Company could actually be sold, and that certain analysts' estimates of private market value reflected their view of what price the Company might potentially be sold to an unrelated third party at an unspecified future time.

     Precedent Public Market Transaction Premiums. Morgan Stanley reviewed and analyzed the financial terms of, and prices paid by purchasers in, certain recent transactions involving publicly traded companies in the media industry, which, in Morgan Stanley's judgment, were deemed to be the most comparable to the Merger for purposes of this analysis. Morgan Stanley analyzed the premiums to public market prices paid in these transactions as measured by the price paid relative to Morgan Stanley's estimate of the "unaffected stock price," adjusted in certain cases, to reflect increases in the broadcasting sector as a whole. The transactions reviewed for purposes of this analysis included the acquisition of Park Communications, Inc. ("Park Communications") by Park Acquisitions, Inc. ("Park Acquisitions"), the acquisition of Multimedia, Inc. by Gannett Co., Inc., the acquisition of Outlet Broadcasting, Inc. ("Outlet") by NBC, the acquisition of CBS, Inc. by Westinghouse Broadcasting Company ("Westinghouse"), the acquisition of Turner Broadcasting System, Inc. by Time Warner Inc., the acquisition of Capital Cities/ABC, Inc. by Disney, the acquisition of Citicasters by Jacor and the acquisition of Infinity Broadcasting Corporation ("Infinity") by Westinghouse. The premiums in these transactions ranged from 13% in the case of Westinghouse's acquisition of Infinity to 58% in the case of Park Acquisitions' acquisition of Park Communications. Morgan Stanley also reviewed the premiums paid in 83 transactions over $1 billion in value from 1993 to 1996, and determined the median premium in such transactions to be approximately 35%. Based on this analysis, Morgan Stanley derived a range of implied prices for the Common Stock, based on a premium of 15% to 35% to the Company's recent public market trading price of $30.00 per share on June 26, 1996, of $34.50 to $40.50 per share. Morgan Stanley noted that the Merger Consideration represents a premium of 20% to such recent public market trading price. Morgan Stanley further indicated, however, that the price per share of Common Stock had recently risen and that equity research analysts' commentary indicated their view that the Common Stock price, along with prices of other publicly traded television broadcasting companies, already reflected some level of takeover speculation.

     No transaction utilized in the precedent public market transaction premium analysis is identical to the Merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the Company's control, such as the impact of competition on the business of the Company and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using precedent transaction data.

     Discounted Cash Flow Analysis. Morgan Stanley conducted an illustrative discounted cash flow analysis for the Company's existing television stations (assuming no additional station acquisitions) in order to estimate the present value of the unlevered free cash flows that could be generated by such stations. Morgan Stanley derived a range of discounted cash flow values by calculating the estimated present value as of December 31, 1996 of projected unlevered free cash flow for the Company for the calendar years 1997 through 2000 and a terminal value based on a multiple of earnings before interest, taxes, depreciation and amortization ("EBITDA") projected for the year 2000. Such analysis was based on certain assumptions, including (i) a range of BCF growth rates ranging from 4% to 10%; (ii) exit multiples of 9.0x to 11.0x EBITDA projected for the year 2000;
(iii) a discount rate of 12.0% and (iv) certain other assumptions. Based on this analysis, Morgan Stanley derived a range of illustrative discounted cash flow values of $24.53 to $35.08 per share of Common Stock.

     Financial Advisor's Engagement. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, selecting any portion of Morgan Stanley's analyses, without considering all analyses, would create an incomplete view of the process underlying the Morgan Stanley Opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis as described above should not be taken to be Morgan Stanley's view of the actual value of the Company.

     In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's analysis of the fairness of the Merger Consideration from a financial point of view to the holders of shares of the Common Stock and were provided to the Board of Directors of the Company in connection with the delivery of the Morgan Stanley Opinion. The analyses do not purport to be appraisals or to reflect the prices at which the Company might actually be sold. Because such estimates are inherently subject to uncertainty, neither the Company, Morgan Stanley nor any other person assumes responsibility for their accuracy. In addition, as described above, the Morgan Stanley Opinion and Morgan Stanley's presentation to the Company's Board of Directors was one of many factors taken into consideration by the Board of Directors in making its determination to approve the Merger.

     The Company retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is an internationally recognized investment banking and financial advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Morgan Stanley is a full-service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and financial advisory services. In the ordinary course of its trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in securities of the Company or Tribune. In the past, Morgan Stanley and its affiliates have provided financial advisory or financing services to the Company and Tribune and have received customary fees for the rendering of these services.

     Financial Advisor Fees. Pursuant to a letter agreement dated as of November 18, 1995, the Company has agreed to pay Morgan Stanley (i) an advisory fee not to exceed $200,000 in the event the Merger is not consummated, and, (ii) if the Merger is consummated, a transaction fee equal to approximately $5 million (against which any previously paid advisory fees would be credited). In addition to the foregoing compensation, the Company has agreed to reimburse Morgan Stanley for its expenses, including reasonable fees and expenses of its counsel, and to indemnify Morgan Stanley for liabilities and expenses arising out of the engagement and the transactions in connection therewith, including liabilities under federal securities laws.

EFFECTIVE TIME

     The Effective Time with respect to the Merger will be the date on which the certificate of merger is filed with the Secretary of State of the State of Delaware in accordance with the DGCL. It is anticipated that this will occur as promptly as practicable after receipt of all necessary regulatory approvals and the expiration or termination of all applicable waiting periods in connection with approvals of governmental authorities and after all conditions to the consummation of the Merger Agreement have been satisfied or waived.

PAYMENT PROCEDURES AND PAYING AGENT

     On or prior to the Effective Time, Tribune will deposit the Merger Consideration with The First National Bank of Chicago, as paying agent (the "Paying Agent"). As soon as practicable after the Effective Time, the Paying Agent will mail to each former holder of record of Common Stock a form of letter of transmittal, together with instructions for the exchange of such holder's certificates previously representing Common Stock for the Merger Consideration. STOCKHOLDERS SHOULD NOT SEND IN ANY STOCK CERTIFICATES REPRESENTING COMMON STOCK UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS FROM THE PAYING AGENT.

     Promptly following the surrender by a stockholder to the Paying Agent of one or more certificates previously representing Common Stock, together with a properly completed and executed letter of transmittal, the Paying Agent will issue and mail to such holder a check in the amount to which such holder is entitled.

     After the Effective Time, there will be no transfers on the Company's stock transfer books of Common Stock issued and outstanding immediately prior to the Effective Time. Until surrendered to the Paying Agent, each certificate previously representing Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration upon such surrender. No interest will be paid or accrued on the Merger Consideration, nor will any dividends be paid to, or accrued for the benefit of, former holders of Common Stock after the Effective Time. If certificates previously representing Common Stock are presented to the Company after the Effective Time, they will be canceled and exchanged for the Merger Consideration deliverable in respect thereof in accordance with the foregoing procedures.

     None of the Company, TAC, the Surviving Corporation, Tribune, the Paying Agent or any other person will be liable to any former holder of Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     If a certificate for Common Stock has been lost, stolen or destroyed, the Paying Agent will issue the Merger Consideration properly payable in accordance with the Merger Agreement upon receipt of appropriate evidence as to such loss, theft or destruction, appropriate evidence as to the ownership of such certificate by the claimant and appropriate and customary indemnification.

     The holders of any shares of Common Stock with respect to which appraisal rights have been properly perfected will have the right to receive the fair value of such shares in accordance with the procedures described under "--Appraisal Rights" below and in Annex C to this Proxy Statement.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains certain representations and warranties made by each of the Company, Tribune and TAC that are customary for a transaction of this type. These include, among other things, representations and warranties as to (i) organization, standing and corporate power; (ii) authorization of the Merger Agreement; (iii) no violation of certain instruments or of any law resulting from execution and performance of the Merger Agreement; (iv) accuracy of information supplied; (v) litigation matters; (vi) FCC qualifications; and
(vii) matters relating to brokers fees and other expenses. In addition, the Company has made certain representations and warranties concerning the following matters: (i) subsidiaries; (ii) capital structure; (iii) accuracy of documents filed by the Company with the Securities and Exchange Commission and financial statements; (iv) absence of certain changes or events; (v) absence of undisclosed liabilities; (vi) benefit plans; (vii) contracts and indebtedness;
(viii) taxes; (ix) compliance with laws; (x) state takeover statutes; and (xi) environmental matters. Tribune and TAC have also made certain representations and warranties, including having sufficient funds to consummate the Merger and the transactions contemplated by the Merger Agreement. None of the representations and warranties included in the Merger Agreement or in any instrument delivered pursuant to the Merger Agreement will survive the Effective Time of the Merger; provided, however, that all covenants and agreements of the parties which contemplate performance after the Effective Time of the Merger, including disbursement of the Merger Consideration, will survive the Effective Time of the Merger.


CONDUCT OF BUSINESS OF THE COMPANY PRIOR TO THE MERGER

     Prior to consummation of the Merger, the Company has agreed to carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the date of the Merger Agreement. In this regard, it has agreed to refrain from taking certain actions during the period from the date of the Merger Agreement to the Effective Time of the Merger, including but not limited to: (i) declaring or paying any dividends on, or making any other distributions in respect of, any of its capital stock; (ii) splitting, combining or reclassifying any of its capital stock or issuing or authorizing or proposing the issuance of any securities; (iii) repurchasing, redeeming or otherwise acquiring any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (iv) issuing, delivering, selling, pledging or encumbering or authorizing or proposing the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities; (v) amending or proposing to amend its certificate of incorporation or by-laws; (vi) acquiring or agreeing to acquire all or part of any business of any corporation or other entity or the assets thereof, or any assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole; (vii) incurring any indebtedness for borrowed money, except working capital borrowings incurred in the ordinary course of business consistent with past practice; (viii) making any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly-owned subsidiary of the Company; (ix) making or agreeing to make any new capital expenditures or expenditures, that, individually, exceed $1,000,000 or, in the aggregate, exceed $5,000,000; (x) paying, discharging, settling or satisfying certain claims, liabilities or obligations; (xi) making any tax election that would have a material effect on the tax liability of the Company; (xii) entering into, modifying or amending in any material respect, or terminating any (a) television network affiliation agreement, (b) programming agreement having a term longer than one year or an aggregate value greater than $500,000, (c) retransmission consent agreement or (d) any other material contract to which the Company or any subsidiary thereof is a party; (xiii) granting any increases in compensation of any of its directors, officers or key employees, except for increases required under employment agreements or in the ordinary course of business consistent with past practices and which do not exceed 10%; (xiv) paying any pension retirement allowance or other benefit not required or contemplated in an existing benefit plan; (xv) entering into any new, or materially amending any, employment, severance or termination agreement; (xvi) becoming obligated under any benefit plan not in existence on the date of the Merger Agreement or amending any existing benefit plans if such amendment would have the effect of enhancing any benefits thereunder; or (xvii) adopting any material change, other than in the ordinary course consistent with past practice, in its accounting policies, procedures or practices. The Company has also agreed not to take any action, or permit any action to be taken, that would result in any of its representations and warranties set forth in the Merger Agreement becoming untrue (or, with respect to certain representations and warranties, becoming untrue in any material respect) or certain of the conditions to the Merger not being satisfied.

CONDITIONS TO THE MERGER

     The obligations of Tribune, TAC and the Company to effect the Merger are subject to, among others, the following conditions: (i) approval of the Merger Agreement by the requisite vote of the stockholders of the Company; (ii) receipt of regulatory approvals; (iii) the absence of any order or other legal prohibition restraining or preventing consummation of the Merger; (iv) the other party having performed and complied in all material respects with the agreements required to be performed by it prior to the Effective Time; and (v) the representations and warranties of the other party having been true and correct in all material respects as of July 1, 1996, and as of the Effective Time. The obligations of Tribune and TAC to effect the Merger are also contingent upon (i) there not having occurred any extraordinary adverse change with respect to the Company, consisting of a revocation of an FCC license or destruction of one of the Company's stations which will have the effect of loss of broadcast capability for three or more consecutive days; (ii) no license renewal application of the Company being denied; (iii) no general suspension of trading on a national securities exchange, declaration of banking moratorium, limitation on extension of credit or commencement of armed hostilities; or (iv) all of the Company's outstanding stock options and warrants having been terminated by the payment in cash of the amount equal to the excess of the Merger Consideration over the per share exercise price.

AMENDMENTS

     The Merger Agreement may be amended in writing at any time, before or after any required approval by the Company's stockholders of the transactions contemplated by the Merger Agreement, by the mutual agreement of the Company, Tribune and TAC; provided, however, that after approval of the Merger Agreement by the Company's stockholders, no amendment that by law requires further approval of such stockholders may be made without the further approval of such stockholders.


TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated prior to the Effective Time, whether before or after approval by the Company's stockholders: (i) by mutual consent of Tribune and the Company; (ii) by either Tribune or the Company, (x) if the Company fails to receive the requisite vote of its stockholders; (y) if the Merger has not been consummated on or before July 1, 1997, unless the failure to consummate the Merger is a result of a material breach by such party; or (z) if the Merger has been enjoined or otherwise prohibited by a governmental entity;
(iii) by the Company if (x) its Board of Directors approves a Superior Proposal (as defined below) and the Company has complied with certain provisions of the Merger Agreement including a requirement to provide Tribune with certain information regarding such Superior Proposal and a requirement to pay certain amounts to Tribune; (y) Tribune or TAC has failed to perform in any material respect any material obligation with respect to the Merger Agreement; or (iv) by Tribune or TAC if (x) the Company's Board of Directors has withdrawn or modified in a manner adverse to Tribune or TAC its approval or recommendation of the Merger or the Merger Agreement or approved or recommended a Takeover Proposal (as defined below); (y) the Company's Board of Directors has resolved to do any of the foregoing; or (z) the Company has failed to perform in any material respect any material obligation with respect to the Merger Agreement.

NO SOLICITATION

     The Company has agreed not to, directly or indirectly, solicit, initiate or knowingly encourage or knowingly take any action to facilitate the making of, or participate in discussions or negotiations regarding, any proposal ("Takeover Proposal") to acquire 20% or more of the assets or stock of the Company or any merger, sale of assets or similar transaction; provided, however, that if the Board of Directors of the Company determines in good faith, after consultation with and based on the advice of outside counsel, that it is required to do so in order to comply with its fiduciary duties under applicable law, the Company may, in response to an unsolicited Takeover Proposal, furnish information and participate in negotiations regarding any Takeover Proposal.

     In addition, the Board of Directors may not withdraw or modify the proposal to recommend the Merger to its stockholders or approve or recommend a Takeover Proposal unless the Board of Directors determines in good faith, after consultation with and based on the advice of outside counsel, that it is required to do so in order to comply with its fiduciary obligations under applicable law; provided, however, the Board may do so and recommend a Superior Proposal only if it has given Tribune five business days' notice thereof. A Superior Proposal means a bona fide third party proposal to acquire more than 50% of the stock of the Company or all or substantially all of the Company's assets and otherwise on terms which the Board of Directors (based on the advice of a nationally recognized financial advisor) determines is more favorable to the Company's stockholders than the Merger. In addition, the Company must advise Tribune of the terms of any Takeover Proposal and the identity of the person making such Takeover Proposal.

     If in connection with a Takeover Proposal or Superior Proposal the Company proposes to terminate the Agreement, it will have to pay to Tribune $30 million (the "Termination Fee") and reimburse Tribune for up to $2.5 million of out-of-pocket fees and expenses (the "Expenses") incurred in connection with the Merger.

TENDER OFFER

     If (i) there is a bona fide Takeover Proposal made by a person other than Tribune or TAC or (ii) the FCC will otherwise permit the filing and grant of an application for special temporary authority so as to permit a majority of the Company Common Stock to be purchased pursuant to a tender offer by Tribune, Tribune has the right upon no less than five days' notice to the Company, to commence a cash tender offer to purchase all the outstanding shares of Company Common Stock (with at least a majority of the fully-diluted shares minimum condition) at a price equal to or greater than the Merger Consideration. Notwithstanding Tribune's exercise of such option to commence a tender offer, the Merger Agreement shall remain in effect and, to the extent applicable, the provisions thereof shall apply to such tender offer and subsequent merger.

COSTS AND EXPENSES

     All fees and expenses incurred in connection with the Merger, the Merger Agreement, and the transactions contemplated thereby, will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except in the event of a Takeover Proposal (as discussed below). Expenses associated with this proxy solicitation will be borne by the Company.

     If Tribune or TAC terminates the Merger Agreement as a result of the Board of Directors of the Company withdrawing or modifying in a manner adverse to Tribune or TAC its approval or recommendation of the Merger, or approving or recommending a Takeover Proposal, and at the time of such termination there is no pending Takeover Proposal, the Company will have to pay to Tribune the Termination Fee and the Expenses.

     If Tribune or TAC terminates the Merger Agreement as a result of the Board of Directors of the Company withdrawing or modifying in a manner adverse to Tribune or TAC its approval or recommendation of the Merger, or approving or recommending a Takeover Proposal, and at the time of such termination there is a pending Takeover Proposal, the Company will have to pay to Tribune the Expenses. In addition, if within 12 months after such termination the Company enters into an agreement providing for a Takeover Proposal or consummates a Takeover Proposal, the Company will have to pay to Tribune the Termination Fee.

     If the Company terminates the Merger as a result of a Takeover Proposal, at the time of such termination, the Company will have to pay to Tribune the Expenses. In addition, if within 12 months after such termination the Company enters into an agreement providing for a Takeover Proposal or consummates a Takeover Proposal, the Company will have to pay to Tribune the Termination Fee.

REGULATORY CONSIDERATIONS

     Antitrust. The Merger is subject to the HSR Act which provides that certain transactions may not be consummated until required information and material have been furnished to the Federal Trade Commission and Department of Justice and certain waiting periods have expired or been terminated. On July 15, 1996 and July 16, 1996, the Company and Tribune, respectively, filed the required information. The statutory waiting period expired on August 15, 1996.

     FCC Approval. Television broadcasting is subject to the jurisdiction of the FCC pursuant to the Communications Act of 1934, as amended (the "Communications Act"). The Communications Act prohibits the transfer of control of an entity that holds television broadcast and certain other communications licenses without the prior approval of the FCC. The Merger, therefore, requires FCC approval of the transfer of control of the Company and its subsidiaries holding FCC licenses. Applications requesting the FCC's consent to the transfer of control were filed with the FCC on August 1, 1996.

     The FCC applications include requests that the FCC waive certain applicable "multiple ownership" rules. These multiple ownership rules impose a variety of restrictions on the common ownership or control of television broadcast stations and English language daily newspapers.

     The Merger requires waivers of the FCC rules in three instances, two involving overlaps of broadcast contours of television stations (even though the stations serve different markets) and one involving newspaper-broadcast cross-ownership rules. The Grade B contour of the Company's television station in Hartford, Connecticut overlaps the Grade B contour of Tribune's television stations in Boston, Massachusetts and New York, New York. The Grade A contour of the Company's television station in Harrisburg, Pennsylvania overlaps the Grade A contour of Tribune's television station in Philadelphia, Pennsylvania.


     The FCC's newspaper-broadcast cross-ownership rules generally prohibit the common ownership or control of a television broadcast station and an English language daily newspaper published in a community located entirely within the Grade A contour of the television station. The Grade A contour of the Company's television station in Miami, Florida encompasses the community of Fort Lauderdale, Florida, in which an affiliate of Tribune publishes an English language daily newspaper of general circulation.

     Although the Company and Tribune are hopeful that the FCC will grant the waiver requests, there is no assurance that this result will be achieved. If the FCC does not grant the waivers as requested, it could, nevertheless, approve the application by granting it subject to a temporary waiver or waivers requiring divestiture after the Merger of the Company properties affected. The Merger Agreement provides that Tribune is obligated to consummate the Merger should the FCC grant such temporary waiver or waivers that are six months or more in duration, so long as Tribune is not required to dispose of assets or operations owned by it on the date the Merger Agreement was signed or otherwise to waive any substantial rights or agree to any substantial limitations on its operations.

     The FCC rules provide an opportunity for persons who have standing to oppose applications for transfer of control of FCC licenses to file with the FCC petitions to deny the applications. Persons opposing such applications also may file informal objections with the FCC. After reviewing such applications and any petitions to deny or informal objections, the FCC, or its staff, acting by delegated authority, may either grant the applications (sometimes conditionally) or, after affording parties to the application a right to an evidentiary hearing, may deny them. The FCC's decisions may be appealed by parties with standing to the U.S. Court of Appeals for the District of Columbia Circuit. Tribune has agreed to close the Merger if the FCC issues an order or decision which grants all consents or approvals required under the Communications Act for the transfer of control of all FCC licenses held by the Company, whether or not any appeal or request for reconsideration of such order is pending, or whether the time for filing any such appeal or request has expired.

     On September 18, 1996, two petitions to deny the applications were filed with the FCC. One of the petitions opposes the waiver sought of the FCC's newspaper-broadcast cross-ownership rule with respect to the Company's
Miami station. The other petition opposes the waiver sought with respect to the Grade B contour overlap between the Company's television station in Hartford, Connecticut and two stations owned by Tribune. The Company and Tribune intend vigorously to oppose the two petitions, but cannot predict the timing or outcome of the FCC approval process.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of the Company's management and its Board of Directors may be deemed to have interests in the Merger in addition to their interests, if any, as stockholders of the Company generally. The Board was aware of these factors and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. All executive officers and directors of the Company, who collectively own approximately 60% of the Company's outstanding Common Stock, have indicated that they presently intend to vote for the Merger.

     Stock Options and Warrants. The Merger Agreement provides that, at the Effective Time, holders of options outstanding under the Company's stock option plan, whether or not such options have vested, will receive a cash payment for each option held equal to the Merger Consideration minus the per share exercise price of the option, and such options will be canceled. Unvested options under the Company's stock option plan will vest upon consummation of the Merger. As of the Record Date, the Company's executive officers held options to purchase an aggregate of 180,000 and 250,000 shares of Common Stock at an exercise price of $12.67 per share and $19.50 per share, respectively. Thus, these officers will receive an aggregate cash payment of approximately $8,300,000. In addition, the Merger Agreement provides that, at the Effective Time, holders of the Company's outstanding warrants must agree to have such warrants canceled in exchange for a cash payment equal to the Merger Consideration minus the per share exercise price of the warrants. The Company's executive officers hold warrants to purchase 412,537 shares of Common Stock at an exercise price of $6.67 per share. Accordingly, these officers will receive an aggregate cash payment of approximately $12,100,000. See "Voting Securities and Principal Holders".

     Employment Contracts. Each of the executive officers of the Company has an employment agreement with the Company.

     Effective December 20, 1995, the Company amended the employment agreements of each of Messrs. Finkelstein, Karlik and Ferrara to provide that upon the occurrence of a change in control of the Company, each of such persons may at his option during the period between six months and one year after the occurrence of the change in control, terminate his employment and receive as severance pay a lump sum cash payment of 2.99 times the sum of his annual base salary, bonus and value of employee benefits. In addition, if the Company terminates any of such person's employment or elects not to renew his employment within one year of the change in control, such person shall receive the same severance pay as set forth above. The amendments further provide that each executive, at his sole option, may elect to reduce such payments to insure that such payments will be deductible by the Company under the Internal Revenue Code of 1986, as amended (the "Code") and will not be deemed to be excess parachute payments thereunder. Change in control generally is defined to mean WPCC no longer being the beneficial owner of the largest number of the Company's voting securities or the Company merging, dissolving or selling all or substantially all of its assets. Consummation of the Merger will constitute a change in control. At December 31, 1995, and based on salary levels, bonuses and employee benefits then in effect, upon a change in control and pursuant to such amendments Messrs. Finkelstein, Karlik and Ferrara would have been entitled to receive lump sums of approximately $3,147,000, $1,603,000 and $1,146,000, respectively, together with the accelerated vesting of their options under the Company's stock option plan. The amount of such payments cannot be determined with certainty until the Effective Time.

     Stockholder Agreements. WPCC and Michael Finkelstein, who beneficially own 17,223,412 and 602,067 shares of Common Stock, respectively, or approximately 59% of the Company's outstanding voting securities, entered into the Stockholder Agreements pursuant to which they have agreed to vote all of their shares in favor of the Merger and against any Takeover Proposal. Accordingly, even if no other stockholder votes in favor of the Merger, approval of the Merger is assured.

     Indemnification. The Merger Agreement provides that the Company will maintain in effect the rights to indemnification of the Company's officers and directors provided for in the Company's Certificate of Incorporation and Bylaws. The Merger Agreement also provides that Tribune shall guarantee the obligation of the Company, from and after the Effective Time, to indemnify and hold harmless each present and former director and officer of the Company, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at, or after the Effective Time to the fullest extent the Company would have been permitted under Delaware law and its By-laws to indemnify such person.

APPRAISAL RIGHTS

     Holders of shares of Common Stock of the Company are entitled to appraisal rights under Section 262 ("Section 262") of the DGCL, provided that they comply with the conditions established by Section 262. Section 262 is reprinted in its entirety as Annex C to this Proxy Statement. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Annex C. This discussion and Annex C should be reviewed carefully by any holder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, as failure to comply with the procedures set forth herein or therein will result in loss of appraisal rights.

     Stockholders of record who desire to exercise their appraisal rights must:

       o hold shares of Common Stock on the date of making a demand for appraisal;

       o          continuously hold such shares through the Effective
                  Time;

       o deliver a properly executed written demand for appraisal to the Company prior to the vote by the stockholders of the Company on the Merger;

       o not vote in favor of the Merger nor consent thereto in writing;

       o file any necessary petition in the Delaware Court of Chancery (the "Delaware Court"), as more fully described below, within 120 days after the Effective Time; and

       o otherwise satisfy all of the conditions described more fully below.

     A record holder of shares of Common Stock of the Company who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the Effective Time, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the Merger nor consents thereto in writing will be entitled to an appraisal by the Delaware Court of the fair value of his shares of Common Stock. All references in Section 262 and in this summary of appraisal rights to a "stockholder" or "holders of shares of Common Stock" are to the record holder or holders of shares of Common Stock.

     Stockholders who desire to exercise their appraisal rights must not vote in favor of the Merger and must deliver a separate written demand for appraisal to the Company prior to the vote by the stockholders of the Company on the Merger. A proxy or vote against the Merger does not constitute such a demand. In addition, any holder who returns an unmarked signed proxy, which is not timely revoked and which is voted by the proxy holders in their discretion, will be precluded from exercising appraisal rights. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder's name appears on the certificate or certificates representing the shares of Common Stock. A person having a beneficial interest in shares of Common Stock that are held of record in the name of another person, such as a broker, fiduciary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect whatever appraisal rights are available. If the shares of Common Stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, such demand must be executed by or for the record owner. If the shares of Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

     A record owner, such as a broker, fiduciary or other nominee, who holds shares of Common Stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Common Stock outstanding in the name of such record owner.

     A stockholder who elects to exercise appraisal rights should mail or deliver his written demand to: Renaissance Communications Corp., One Fawcett Place, Suite 120, Greenwich, Connecticut 06830, Attention: Secretary. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of Common Stock owned, and that the stockholder is thereby demanding appraisal of his shares. Within ten days after the Effective Time, the Surviving Corporation must provide notice of the Effective Time to all stockholders who have complied with Section 262.

     Within 120 days after the Effective Time, either the Surviving Corporation or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. The Surviving Corporation does not presently intend to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the Surviving Corporation will file such a petition or that the Surviving Corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders of the Company who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in
Section 262. Within 120 days after the Effective Time, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Common Stock with respect to which demands for appraisal were received by the Company and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by the Surviving Corporation or within 10 days after expiration of the time for delivery of demands for appraisal under Section 262, whichever is later.

     If a petition for an appraisal is timely filed, after the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights and will appraise the shares of Common Stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court is to take into account all relevant factors. In Weinberger v. UOP Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that the "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

     Stockholders considering seeking appraisal should recognize that the fair value of their shares determined under Section 262 could be more than, the same as or less than the consideration they are to receive pursuant to the Merger Agreement if they do not seek appraisal of their shares. The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. Upon application of a dissenting stockholder of the Company, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorney's fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

     Any holder of shares of Common Stock who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

     At any time within 60 days after the Effective Time, any stockholder will have the right to withdraw such demand for appraisal and to accept the terms offered in the Merger; after this period the stockholder may withdraw such demand for appraisal only with the consent of the Surviving Corporation. If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Time, stockholders' rights to appraisal shall cease, and all holders of shares of Common Stock will be entitled to receive the consideration offered pursuant to the Merger Agreement. Inasmuch as the Surviving Corporation has no obligation to file such a petition and has no present intention to do so, any holder of shares of Common Stock who desires such a petition to be filed is advised to file it on a timely basis.

ACCOUNTING TREATMENT

     Tribune intends to treat the Merger as a purchase for accounting purposes.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion of the principal federal income tax consequences of the Merger is based upon the provisions of the Code, the regulations thereunder, judicial authority, administrative rulings and practice as of the date hereof and the advice of Stroock & Stroock & Lavan, counsel to the Company. The following discussion does not address the federal income tax consequences to special classes of taxpayers, including, without limitation, foreign corporations, tax exempt entities and persons who acquired their shares of Common Stock pursuant to the exercise of an employee option or otherwise as compensation.

     Stockholders are encouraged to consult their tax advisors concerning the federal income tax consequences of the Merger in their particular circumstances, as well as any tax consequences arising under foreign, state or local law.

     The cancellation of shares of Common Stock in exchange for cash pursuant to the Merger will be a taxable transaction to the holders thereof for federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws.

     In general, a stockholder who receives the Merger Consideration will recognize gain or loss equal to the difference between the adjusted tax basis of his shares of Common Stock and the amount of cash received in exchange therefor. Such gain or loss will be capital gain or loss if, as should be the case for most holders of Common Stock, the shares are capital assets in the hands of the stockholder and will be long-term capital gain or loss if the holding period for the Common Stock is more than one year. The foregoing discussion may not apply to stockholders who acquired their Common Stock pursuant to the exercise of stock options or other compensation arrangements with the Company, who are not citizens or residents of the United States or who are otherwise subject to special tax treatment under the Code.

     Each holder of Common Stock who receives the Merger Consideration and each holder of an option outstanding under the Company's stock option plan who receives a cash payment from the Company with respect thereto will, in general, be required to provide to the Paying Agent a Social Security or other taxpayer identification number, or in certain instances other information, in order to avoid "back-up withholding" requirements which might otherwise apply under the Code. Any such person who does not furnish such information may be subject to a penalty imposed by the Internal Revenue Service.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE DOES NOT NECESSARILY SET FORTH ALL OF THE TAX CONSEQUENCES OF THE MERGER THAT MAY BE RELEVANT TO ALL STOCKHOLDERS IN ALL CIRCUMSTANCES. STOCKHOLDERS SHOULD THEREFORE CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL OR OTHER TAX LAWS.


                     VOTING SECURITIES AND PRINCIPAL HOLDERS

     The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of August 31, 1996, (i) by each person who is known by the Company to own beneficially more than five percent of the Common Stock, (ii) by each of the Company's current directors,
(iii) by each of the executive officers of the Company and (iv) by all current directors and executive officers as a group.

                                                            Shares
                                                      Beneficially Owned

Name                                               Number           Percent

Michael Finkelstein(1)........................     939,567             3.1
Harvey Cohen(2)...............................     156,718              *
John C. Ferrara(3)............................      73,000              *
Edward T. Karlik(4)...........................      65,275              *
Sidney Lapidus(5)............................   17,223,412           56.8%
Robert M. Meltzer(6)..........................      56,250              *
Martin D. Payson .............................      22,500              *
Joanne R. Wenig(5)............................  17,223,412           56.8%
All directors and executive officers as
  a group (8 persons)(7)......................  18,536,912           60.1%
Warburg, Pincus Capital Company, L.P.(8)
 466 Lexington Avenue
 New York, New York 10017.....................  17,223,412           56.8%
Putnam Investments, Inc.(9)
 One Post Office Square
 Boston, Massachusetts 02109..................   2,860,473            9.4%


---------------------------

*        Less than one percent

(1) Includes 337,500 shares of Company Common Stock which may be acquired upon exercise of warrants. Does not include shares of Company Common Stock held by Mr. Finkelstein's children (or in trust for the benefit of such children) as to which Mr. Finkelstein disclaims beneficial ownership.

(2) Includes 75,037 shares of Company Common Stock which may be acquired upon exercise of warrants.

(3) Includes 18,000 shares of Company Common Stock issuable upon exercise of certain options.

(4) Includes 3,381 shares of Company Common Stock owned by Mr. Karlik's wife in which Mr. Karlik disclaims beneficial ownership and 54,000 shares of Company Common Stock issuable upon exercise of certain options.

(5) All of the shares indicated as owned by Mr. Lapidus and Ms. Wenig are owned directly by WPCC and are included because of their affiliation with WPCC. Mr. Lapidus and Ms. Wenig disclaim "beneficial ownership" of these shares within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934. See Note 8 below. The address of Mr. Lapidus and Ms. Wenig is c/o Warburg, Pincus Capital Company, L.P., 466 Lexington Avenue, New York, NY 10017.

(6) Includes 30,000 shares of Company Common Stock owned by Romenesa Partners, a general partnership in which Mr. Meltzer is the managing general partner.

(7) Includes 412,537 shares of Company Common Stock subject to outstanding warrants and 72,000 shares of Company Common Stock issuable upon exercise of certain options.

(8) The sole general partner of WPCC is Warburg, Pincus & Co., a New York general partnership ("WP"). Lionel I. Pincus is the managing partner of WP and may be deemed to control it. E.M. Warburg, Pincus & Co., Inc. ("EMW"), through a wholly owned subsidiary, manages WPCC. WP owns all of the outstanding stock of EMW and, as the sole general partner of WPCC, has a 20% interest in the profits of WPCC. EMW owns 0.9% of the limited partnership interests in WPCC.
       Mr. Lapidus and Ms. Wenig, directors of the Company, are Managing Directors of EMW and general partners of WP. As such, they may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934) in an indeterminate portion of the shares beneficially owned by WPCC, EMW and WP. See
       Note 5 above.

(9) The information provided herein for Putnam Investments, Inc. is as of June 30, 1996. The shares are beneficially owned by certain Putnam Investment managers, which shares were acquired for investment purposes by such investment managers for certain of their advisory clients.


                      FINANCIAL INFORMATION FOR THE COMPANY

     Financial information for the Company for the fiscal year ended December 31, 1995, is included in the Company's Annual Report on Form 10-K for such fiscal year, which information is enclosed with this Proxy Statement. Financial information for the Company for the six months ended June 30, 1996, is included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, which information is also enclosed with this Proxy Statement.


                                  MARKET PRICES

     Effective February 3, 1994, the Common Stock of the Company was listed for trading on The Nasdaq Stock Market and as of July 20, 1995, the Common Stock of the Company was listed for trading on the New York Stock Exchange under the symbol RRR. The following table sets forth for the periods indicated the high and low sales prices on the New York Stock Exchange and The Nasdaq Stock Market (restated to reflect a 3-for-2 stock split in October 1995). The Company has never paid any cash dividends on its Common Stock. On the Record Date, the Company had approximately 75 stockholders of record. Based on information available to it, the Company believes it has more than 1,900 beneficial owners of its Common Stock.

     On June 28, 1996, the last full trading day prior to the signing of the Merger Agreement, the closing price of a share of the Company's Common Stock on the New York Stock Exchange was $32.25. At December 31, 1995 and June 30, 1996, the book value of a share of Common Stock was $5.47 and $5.94, respectively.

                                               High                    Low

1996
First Quarter..................               $ 27.38                 $19.75
Second Quarter.................                 32.25                  24.50
Third Quarter..................                 35.38                  33.88

1995
First Quarter.................               $ 22.00                 $17.83
Second Quarter................                 24.17                  17.33
Third Quarter.................                 26.42                  17.83
Fourth Quarter................                 24.00                  19.13

1994
First Quarter (from February 3)...           $ 15.33                $ 12.17
Second Quarter.................                17.33                  12.83
Third Quarter.................                 20.67                  14.50
Fourth Quarter................                 19.00                  14.67

                                     GENERAL

INDEPENDENT PUBLIC ACCOUNTANTS

     A representative of Ernst & Young LLP, which audited the financial statements of the Company for the last fiscal year, is expected to be present at the meeting, will have an opportunity to make a statement if he desires to do so and is expected to be available to respond to all appropriate questions relating to the financial statements.

STOCKHOLDER PROPOSALS

     If the Merger is not consummated, the Company anticipates that its Annual Meeting of Stockholders for the fiscal year ending December 31, 1996 will occur at its traditional time, in May 1997. Consequently, a proposal submitted by a stockholder for action at such meeting must be received at the Company's principal executive office prior to November 17, 1996, in order to be eligible for inclusion in the Company's proxy statement therefor.

OTHER

     The accompanying proxy is solicited by and on behalf of the Board of Directors of the Company. The Special Meeting is called for the specific purposes set forth in the Notice of Special Meeting of Stockholders, as discussed above, but in the event that other matters are properly presented, the persons named as proxies will vote upon such matters in their discretion.

     Additional information may be found in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and Quarterly Report on Form 10-Q for the six months ended June 30, 1996, which are being mailed to stockholders together with this Proxy Statement.

ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and accordingly files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such documents may also be obtained from the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports and other information filed with the Commission may also be available at the Commission's site on the World Wide Web located at http://www.sec.gov. Such materials can also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is or is deemed to be incorporated by reference herein) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

     THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, UPON ORAL OR WRITTEN REQUEST BY ANY PERSON TO WHOM THIS PROXY STATEMENT HAS BEEN DELIVERED. STOCKHOLDERS WHO WISH TO RECEIVE COPIES OF SUCH DOCUMENTS MAY CALL THE COMPANY AT (203) 629-1888 (BETWEEN 9 A.M. AND 5 P.M. EASTERN TIME) OR WRITE TO INVESTOR RELATIONS, RENAISSANCE COMMUNICATIONS CORP., ONE FAWCETT PLACE, GREENWICH, CONNECTICUT 06830.

                               Michael Finkelstein
                              Chairman of The Board

                                                    Annex A

                          AGREEMENT AND PLAN OF MERGER

                                      Among

                                TRIBUNE COMPANY,

                         TOWER ACQUISITION COMPANY, INC.

                                       and

                        RENAISSANCE COMMUNICATIONS CORP.

                            Dated as of July 1, 1996

                                TABLE OF CONTENTS

                                                                      PAGE
                              ARTICLE I The Merger

        SECTION 1.01.  The Merger...................................... 2
        SECTION 1.02.  Closing..........................................2
        SECTION 1.03.  Effective Time...................................3
        SECTION 1.04.  Effects of the Merger............................3
        SECTION 1.05.  Certificate of Incorporation and
                         Bylaws.........................................3
        SECTION 1.06.  Directors........................................3
        SECTION 1.07.  Officers.........................................3

             ARTICLE II Effect of the Merger on the Capital Stock of
                 Sub and the Company; Exchange of Certificates

        SECTION 2.01.  Effect on Capital Stock..........................4
        SECTION 2.02.  Exchange of Certificates.........................5

            ARTICLE III Representations and Warranties of the Company

        SECTION 3.01.  Organization.....................................7
        SECTION 3.02.  Subsidiaries.....................................8
        SECTION 3.03.  Capitalization...................................8
        SECTION 3.04.  Authority........................................9
        SECTION 3.05.  Consent and Approvals; No Violations.............10
        SECTION 3.06.  SEC Reports and Financial Statements.............11
        SECTION 3.07.  Absence of Certain Changes or Events.............12
        SECTION 3.08.  No Undisclosed Liabilities.......................13
        SECTION 3.09.  Information Supplied.............................14
        SECTION 3.10.  Benefit Plans....................................14
        SECTION 3.11.  Contracts; Indebtedness..........................16
        SECTION 3.12.  Litigation.......................................17
        SECTION 3.13.  Compliance with Applicable Law...................18
        SECTION 3.14.  Tax Matters......................................18
        SECTION 3.15.  State Takeover Statutes..........................21
        SECTION 3.16.  Environmental Matters............................21
        SECTION 3.17.  Intellectual Property............................22
        SECTION 3.18.  FCC Qualifications...............................23
        SECTION 3.19.  Required Vote....................................23
        SECTION 3.20.  Brokers; Schedule of Fees and Expenses...........23
        SECTION 3.21.  Opinion of Financial Advisor.....................23

           ARTICLE IV Representations and Warranties of Parent and Sub

        SECTION 4.01.  Organization.....................................24
        SECTION 4.02.  Authority........................................24
        SECTION 4.03.  Consents and Approvals; No Violations............25
        SECTION 4.04.  Information Supplied.............................25
        SECTION 4.05.  Interim Operations of Sub........................26
        SECTION 4.06.  Brokers..........................................26
        SECTION 4.07.  Financing........................................26
        SECTION 4.08.  FCC Qualifications...............................26
        SECTION 4.09.  Litigation.......................................26

                               ARTICLE V Covenants

        SECTION 5.01.  Covenants of the Company.........................27
        SECTION 5.02.  No Solicitation..................................31
        SECTION 5.03.  Third Party Standstill Agreements................34
        SECTION 5.04.  Other Actions....................................34

                        ARTICLE VI Additional Agreements

        SECTION 6.01.  Stockholder Approval; Preparation
                          of Proxy Statement............................34
        SECTION 6.02.  Access to Information............................36
        SECTION 6.03.  Reasonable Efforts...............................36
        SECTION 6.04.  Company Stock Options and
                          Management Warrants...........................37
        SECTION 6.05.  Fees and Expenses................................39
        SECTION 6.06.  Indemnification..................................41
        SECTION 6.07.  Obligations of Sub...............................43
        SECTION 6.08.  Employee Benefits................................43
        SECTION 6.09.  Certain Litigation...............................43
        SECTION 6.10.  Transfer of Ownership of Channel 61..............44

                        ARTICLE VII Conditions Precedent

        SECTION 7.01.  Conditions to Each Party's
                         Obligation To Effect the Merger................44
        SECTION 7.02.  Conditions to the Company's
                         Obligation to Effect the Merger................46
        SECTION 7.03.  Conditions to the Parent's and Sub's
                         Obligations to Effect the Merger...............46

                     ARTICLE VIII Termination and Amendment

       SECTION 8.01.  Termination.......................................48
       SECTION 8.02.  Effect of Termination.............................50
       SECTION 8.03.  Amendment.........................................50
       SECTION 8.04.  Extension; Waiver.................................51

                             ARTICLE IX Tender Offer

       SECTION 9.01.  Tender Offer......................................51

                             ARTICLE X Miscellaneous

       SECTION 10.01.  Nonsurvival of Representations,
                          Warranties and Agreements.....................53
       SECTION 10.02.  Notices..........................................53
       SECTION 10.03.  Interpretation...................................54
       SECTION 10.04.  Counterparts.....................................55
       SECTION 10.05.  Entire Agreement; No Third Party
                         Beneficiaries..................................55
       SECTION 10.06.  Governing Law....................................56
       SECTION 10.07.  Publicity........................................56
       SECTION 10.08.  Assignment.......................................56
       SECTION 10.09.  Enforcement......................................56

                          AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER dated as of July 1, 1996 among Tribune Company, a Delaware corporation ("Parent"), Tower Acquisition Company, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Renaissance Communications Corp., a Delaware corporation (the "Company").

     WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, in furtherance of such acquisition, the respective Boards of Directors of Parent, Sub and the Company have each approved the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Common Stock, par value $.01 per share, of the Company (the "Company Common Stock"; the shares of Company Common Stock being hereinafter referred to as the "Shares"), other than Shares owned directly or indirectly by Parent or the Company and Dissenting Shares (as defined in Section 2.01(d)), will be converted into the right to receive $36.00 per share in cash;

     WHEREAS, the Board of Directors of the Company has adopted resolutions approving the Merger and recommending that the Company's stockholders approve this Agreement;

     WHEREAS, the Board of Directors of the Company has approved the terms of the Stockholder Agreements (the "Stockholder Agreements") to be entered into by Parent, Sub and certain stockholders of the Company concurrently with the execution of this Agreement as an inducement to Parent to enter into this Agreement, pursuant to which such stockholders have, among other things, agreed to vote their Shares for approval of the Merger and this Agreement; and

     WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Sub and the Company hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

     SECTION 1.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL. At the election of Parent, any direct or indirect wholly owned subsidiary (as defined in Section 10.03) of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing. Notwithstanding the foregoing, Sub may, with the consent of the Company (which consent shall not be unreasonably withheld), elect at any time prior to the Merger, instead of merging into the Company as provided above, to merge the Company with and into Sub; PROVIDED, HOWEVER, that the Company shall not be deemed to have breached any of its representations, warranties or covenants herein solely by reason of such election. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect and, where appropriate, to provide that Sub shall be the Surviving Corporation.

     SECTION 1.02. CLOSING. The closing of the Merger will take place at 10:00 a.m. on a date to be mutually agreed by Parent and the Company (and, failing such agreement, on the second business day) after satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date"), at the offices of Sidley & Austin, One First National Plaza, Chicago, Illinois 60603, unless another date, time or place is agreed to in writing by the parties hereto.

     SECTION 1.03. EFFECTIVE TIME. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Sub and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

     SECTION 1.04. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL.

     SECTION 1.05. CERTIFICATE OF INCORPORATION AND BYLAWS. (a) The Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time so that Article FOURTH of such Restated Certificate of Incorporation reads in its entirety as follows: "The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $.01 per share" and, as so amended, such Restated Certificate of Incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     (b) The By-laws of Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

     SECTION 1.06. DIRECTORS. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.07. OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


                                   ARTICLE II

                  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
                  SUB AND THE COMPANY; EXCHANGE OF CERTIFICATES

     SECTION 2.01. EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or any shares of capital stock of Sub:

                  (a) CAPITAL STOCK OF SUB. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

                  (b) CANCELLATION OF TREASURY STOCK AND PARENT OWNED STOCK. Each Share that is owned by the Company or by any subsidiary of the Company and each Share that is owned by Parent, Sub or any other subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                  (c) CONVERSION OF SHARES. Subject to Section 2.01(d), each Share issued and outstanding (other than Shares to be canceled in accordance with Section 2.01(b)) shall be converted into the right to receive $36.00 in cash (the "Merger Consideration"). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

                  (d)  SHARES OF DISSENTING STOCKHOLDERS.
         Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a person (a "Dissenting Stockholder") who objects to the Merger and complies with all the provisions of Delaware law concerning the right of holders of Shares to dissent from the Merger and require appraisal of their Shares ("Dissenting Shares") shall not be converted as described in Section 2.01(c), but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Delaware. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, his Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any demands for appraisal of Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

     SECTION 2.02. EXCHANGE OF CERTIFICATES. (a) Paying Agent. Prior to the Effective Time, Parent shall designate The First National Bank of Chicago (or such other bank or trust company reasonably acceptable to the Company) to act as paying agent in the Merger (the "Paying Agent"), and Parent shall, at or prior to the Effective Time, deposit or cause to be deposited with the Paying Agent in a separate fund established for the benefit of the holders of Shares (the "Payment Fund") funds in an amount necessary for the payment of the Merger Consideration upon surrender of certificates representing Shares as part of the Merger pursuant to Section 2.01 (it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent). At the Effective Time, Parent shall also make available to the Surviving Corporation funds in an amount necessary for the payment of the Option Consideration and the Warrant Consideration (as defined in Section 6.04).

     (b) EXCHANGE PROCEDURE. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.01. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

     (c) NO FURTHER OWNERSHIP RIGHTS IN SHARES. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

     (d) TERMINATION OF PAYMENT FUND. Any portion of the Payment Fund which remains undistributed to the holders of Shares for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article II and the instructions set forth in the letter of transmittal mailed to such holders after the Effective Time shall thereafter look only to Parent for payment of the Merger Consideration to which they are entitled.

     (e) NO LIABILITY. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.05)), the cash payment in respect of such Certificate shall, unless otherwise provided by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to Parent and Sub as follows:

     SECTION 3.01. ORGANIZATION. The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect (as defined in Section 10.03) on the Company or prevent or materially delay the consummation of the Merger. The Company has delivered to Parent complete and correct copies of its Restated Certificate of Incorporation and By-laws and the certificates of incorporation and by-laws (or similar organizational documents) of its subsidiaries.

     SECTION 3.02. SUBSIDIARIES. Item 3.02 of the letter from the Company to Parent dated the date hereof, which letter relates to this Agreement and is designated therein as the Company Disclosure Letter (the "Company Disclosure Letter"), lists each subsidiary of the Company. Except as set forth in Item 3.02 of the Company Disclosure Letter, all the outstanding shares of capital stock of each such subsidiary are owned by the Company, by another wholly owned subsidiary of the Company or by the Company and another wholly owned subsidiary of the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

     SECTION 3.03. CAPITALIZATION. The authorized capital stock of the Company consists of 97,500,000 Shares and 2,500,000 shares of Preferred Stock, par value $1.00 per share. At the close of business on June 26, 1996, (i) 30,337,206 Shares were issued and outstanding, (ii) no Shares were held by the Company in its treasury, (iii) 675,000 Shares were reserved for issuance upon exercise of options to purchase Shares ("Company Stock Options") issued pursuant to the Company's stock option plans and (iv) 450,000 Shares were reserved for issuance upon exercise of the warrants to purchase Shares granted to the chief executive officer of the Company (and assigned, in part, to certain other individuals) ("Management Warrants"). Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above or on Item 3.02 of the Company Disclosure Letter, as of the date of this Agreement, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth on Item 3.02 of the Company Disclosure Letter, as of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any of its subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or (ii) to vote or to dispose of any shares of the capital stock of any of the Company's subsidiaries.

     SECTION 3.04. AUTHORITY. The Board of Directors of the Company, at a meeting duly called and held, at which all directors were present, has duly and unanimously adopted resolutions approving this Agreement, the Merger and the Stockholder Agreements, determining that the terms of the Merger are fair to, and in the best interests of the Company's stockholders and recommending that the Company's stockholders approve and adopt this Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the approval and adoption of this Agreement by the holders of a majority of the Shares outstanding and entitled to vote thereon (the "Company Stockholder Approval"), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (in each case, other than, with respect to the Merger, the Company Stockholder Approval). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Parent and Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

     SECTION 3.05. CONSENT AND APPROVALS; NO VIOLATIONS. Except as set forth in
Item 3.05 of the Company Disclosure Letter, and except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including the filing with the SEC of a proxy statement in definitive form relating to any required Company Stockholder Approval (the "Proxy Statement")), the Communications Act of 1934, as amended, and the rules, regulations and policies of the Federal Communications Commission or any successor entity (the "FCC") thereunder (the "Communications Act") (including in connection with the transfer of licenses relating to the television broadcast stations owned and operated by the Company or its subsidiaries (the "Stations")), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the DGCL, the laws of other states in which the Company is qualified to do or is doing business and state takeover laws, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Restated Certificate of Incorporation or Bylaws of the Company or of the similar organizational documents of any of its subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any Federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational (a "Governmental Entity") (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on the Company or would not reasonably be expected to prevent or materially delay the consummation of the Merger), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its subsidiaries or any of their properties or assets, except in the case of clauses (iii) or (iv) for violations, breaches or defaults that would not, individually or in the aggregate, have a material adverse effect on the Company or that would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Merger.

     SECTION 3.06. SEC REPORTS AND FINANCIAL STATEMENTS. The Company and each of its subsidiaries has filed with the SEC, and has heretofore made available to Parent true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1994, under the Exchange Act or the Securities Act of 1933 (the "Securities Act") (such forms, reports, schedules, statements and other documents, including any financial statements or schedules included therein, are referred to as the "Company SEC Documents"). The Company SEC Documents, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Except to the extent revised or superseded by a subsequently filed Company Filed SEC Document (as defined in Section 3.07) (a copy of which has been provided to Parent prior to the date hereof), none of the Company SEC Documents contains an untrue statement of a material fact or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments, none of which were or are expected, individually or in the aggregate, to be material in amount) the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

     SECTION 3.07. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "Company Filed SEC Documents") or as disclosed in Item 3.07 of the Company Disclosure Letter, since December 31, 1995, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course, and there has not been (i) through the date hereof any material adverse change (as defined in Section 10.03) with respect to the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or any redemption, purchase or other acquisition of any of its capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (x) any granting by the Company or any of its subsidiaries to any officer of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business (including in connection with promotions) consistent with past practice or as was required under employment agreements in effect as of December 31, 1995, (y) any granting by the Company or any of its subsidiaries to any such officer of any increase in severance or termination pay, except as part of a standard employment package to any person promoted or hired (but not including the five most senior officers), or as was required under employment, severance or termination agreements in effect as of December 31, 1995, or (z) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such employee or executive officer, (v) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a material adverse effect on the Company, (vi) any revaluation by the Company of any of its material assets, (vii) any material change in accounting methods, principles or practices by the Company or (viii) through the date hereof any written notice given to, or other written communication with the Company or any of its subsidiaries (or any oral notice given to, or other oral communication with, any director, executive officer or general manager of the Company, any subsidiary of the Company or any Station), to the effect that the existing network affiliation agreements relating to the Stations will not be renewed for a term at least as long as their current term.

     SECTION 3.08. NO UNDISCLOSED LIABILITIES. Except as and to the extent set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 previously filed with the SEC under the Exchange Act, as of December 31, 1995, neither the Company nor any of its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its subsidiaries (or disclosed in the notes thereto). Since December 31, 1995 and to the date of this Agreement, except as and to the extent set forth in the Company Filed SEC Documents, neither the Company nor any of its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its subsidiaries (or disclosed in the notes thereto) and that would be reasonably expected to have a material adverse effect on the Company.

     SECTION 3.09. INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement, will, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting (as defined in Section 6.01), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

     SECTION 3.10. BENEFIT PLANS. (a) Except as disclosed in the Company Filed SEC Documents or as disclosed in Item 3.10 of the Company Disclosure Letter, since the date of the most recent audited financial statements included in the Company Filed SEC Documents, there has not been any adoption or amendment in any material respect by the Company or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries (collectively, "Benefit Plans"). Except as disclosed in the Company Filed SEC Documents or in Item 3.10 of the Company Disclosure Letter, there exist no employment, consulting, severance, termination or indemnification agreement, arrangements or understandings between the Company or any of its subsidiaries and any current or former employee, officer or director of the Company or any of its subsidiaries.

     (b) Item 3.10 of the Company Disclosure Letter contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other Benefit Plans maintained, or contributed to, by the Company or any of its subsidiaries for the benefit of any current or former employees, officers or directors of the Company or any of its subsidiaries. The Company has delivered to Parent true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and (iv) each trust agreement and group annuity contract relating to any Benefit Plan.

     (c) Except as disclosed in Item 3.10 of the Company Disclosure Letter, all Pension Plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Internal Revenue Code of 1986, as amended (the "Code"), and no such determination letter has been revoked nor, to the best knowledge of the Company, has revocation been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

     (d) No Pension Plan that the Company or any of its subsidiaries maintains, or to which the Company or any of its subsidiaries is obligated to contribute, other than any Pension Plan that is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA; collectively, the "Multiemployer Pension Plans"), had, as of the respective last annual valuation date for each such Pension Plan, an "unfunded benefit liability" (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions which have been furnished to Parent. None of the Pension Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. None of the Company, any of its subsidiaries, any officer of the Company or any of its subsidiaries or any of the Benefit Plans which are subject to ERISA, including the Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any of its subsidiaries or any officer of the Company or any of its subsidiaries to any material tax or penalty on prohibited transactions imposed by such Section 4975 or to any material liability under
Section 502(i) or (1) of ERISA. None of such Benefit Plans or trusts has been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect thereto, during the last five years. Neither the Company nor any of its subsidiaries has suffered or otherwise caused a "complete withdrawal", or a "partial withdrawal" (as such terms are defined in Section 4203 and Section 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any of the Multiemployer Pension Plans.

     (e) With respect to any Benefit Plan that is an employee welfare benefit plan, except as disclosed in Item 3.10 of the Company Disclosure Letter, (i) no such Benefit Plan is unfunded or funded through a "welfare benefits fund", as such term is defined in Section 419(e) of the Code, (ii) each such Benefit Plan that is a "group health plan", as such term is defined in Section 5000(b)(1) of the Code, complies with the applicable requirements of Section 4980B(f) of the Code and (iii) each such Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company or any of its subsidiaries on or at any time after the consummation of the Merger.

     SECTION 3.11. CONTRACTS; INDEBTEDNESS. (a) Except as disclosed in the Company Filed SEC Documents or as set forth on Item 3.11 of the Company Disclosure Letter, there are no contracts or agreements that are material to the business, properties, assets, condition (financial or otherwise) or results of operations of the Company and its subsidiaries taken as a whole. Neither the Company nor any of its subsidiaries is in (nor has the Company or any subsidiary thereof received written notice (nor has any director, executive officer or general manager of the Company, any subsidiary of the Company or any Station received oral notice) from any third party alleging that the Company or any subsidiary thereof is in) violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that could not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the Company.

     (b) Except as set forth in Item 3.11(b) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries is a party to or is bound by any employment agreement, television network affiliation agreement, any credit agreement, mortgage or indenture, or any material talent, programming or joint venture agreement which (i) provides that the terms thereof or any or all of the benefits or burdens thereunder will be affected or altered (including, without limitation, by means of acceleration) by, or are contingent upon, or (ii) will be subject to termination or cancellation as a result of, the execution of this Agreement or the consummation of the transactions contemplated hereby.

     (c) Set forth on Item 3.11(c) of the Company Disclosure Letter is (i) a list of all agreements, instruments and other obligations pursuant to which any indebtedness for borrowed money or capitalized lease obligations of the Company or any of its subsidiaries in an aggregate principal amount in excess of $100,000 is outstanding or may be incurred and (ii) the respective principal amounts outstanding thereunder.

     SECTION 3.12. LITIGATION. As of the date of this Agreement, there is no suit, claim, action, proceeding or investigation pending or, to the best knowledge of the Company, threatened against the Company or any of its subsidiaries that could reasonably be expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger. As of the date of this Agreement, neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that could reasonably be expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger.

     SECTION 3.13. COMPLIANCE WITH APPLICABLE LAW. The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders, concessions, franchises, and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders, concessions, franchises and approvals that would not have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger. The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger. Except as disclosed in the Company Filed SEC Documents, to the best knowledge of the Company, the businesses of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations that would not have a material adverse effect on the Company or reasonably prevent or materially delay the consummation of the Merger. Except as set forth in Item
3.13 of the Company Disclosure Letter, the Stations have been operated in all material respects in full compliance with The Childrens Television Act of 1990 and the rules, regulations and policies of the FCC thereunder. As of the date of this Agreement, to the best knowledge of the Company no investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review, other than, in each case, those the outcome of which would not be reasonably expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger.

     SECTION 3.14. TAX MATTERS. Except as set forth in Item 3.14 of the Company Disclosure Letter:

                  (a) The Company and each of its subsidiaries has filed all Federal income tax returns and all other material tax returns and reports required to be filed by it. All such returns are complete and correct in all material respects. The Company and each of its subsidiaries has paid (or the Company has paid on its subsidiaries' behalf) all taxes shown as due on such returns and all material taxes (as defined below) for which no return was required to be filed, and the most recent financial statements contained in the Company Filed SEC Documents reflect an adequate reserve for all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

                  (b) No material tax return of the Company or any of its subsidiaries is under audit or examination by any taxing authority, and no written or unwritten notice of such an audit or examination has been received by the Company or any of its subsidiaries. Each material deficiency resulting from any audit or examination relating to taxes by any taxing authority has been paid, except for deficiencies being contested in good faith. No material issues relating to taxes were raised in writing by the relevant taxing authority during any presently pending audit or examination, and no material issues relating to taxes were raised in writing by the relevant taxing authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. None of the Federal income tax returns of the Company nor any of its subsidiaries consolidated in such returns for any period have been examined by the Internal Revenue Service.

                  (c) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes and no power of attorney with respect to any taxes has been executed or filed with any taxing authority.

                  (d) No material liens for taxes exist with respect to any assets or properties of the Company or any of its subsidiaries, except for statutory liens for taxes not yet due.

                  (e) None of the Company or any of its subsidiaries is a party to or is bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority).

                  (f) None of the Company or any of its subsidiaries shall be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state, local or foreign tax law.

                  (g) The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company or any of its subsidiaries under any contract, plan, program, arrangement or understanding currently in effect.

                  (h) Any amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

                  (i) As used in this Agreement, "taxes" shall include all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, employment, property, sales, excise, withholding and other taxes, tariffs or governmental charges of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

     SECTION 3.15. STATE TAKEOVER STATUTES. The action of the Board of Directors of the Company in approving the Merger, this Agreement and the Stockholder Agreements is sufficient to render inapplicable to the Merger, this Agreement and the Stockholder Agreements and the transactions contemplated by this Agreement and the Stockholder Agreements the provisions of Section 203 of the DGCL. To the best knowledge of the Company, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Stockholder Agreements or any of the transactions contemplated by this Agreement or the Stockholder Agreements.

     SECTION 3.16. ENVIRONMENTAL MATTERS. (a) Neither the Company nor any of its subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substances (as defined below) on, under, from or at any of the Company's or any of its subsidiaries' properties or any other properties, other than in a manner that could not, in all such cases taken individually or in the aggregate, reasonably be expected to result in a material adverse effect on the Company, (ii) any knowledge or reason to know of the presence of any Hazardous Substances on, under or at any of the Company's or any of its subsidiaries' properties or any other property but arising from the Company's or any of its subsidiaries' properties, other than in a manner that could not, in all such cases taken individually or in the aggregate, reasonably be expected to result in a material adverse effect on the Company, or (iii) received any written notice (A) of any violation of any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity relating to any matter of pollution, protection of the environment, environmental regulation or control or regarding Hazardous Substances on, under or emanating from any of the Company's or any of its subsidiaries' properties or any other properties (collectively, "Environmental Laws"), (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation, (C) requiring the response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its subsidiaries' properties or any other properties or (D) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its subsidiaries' properties or any other properties, except in each case for the notices set forth in Item 3.16 of the Company Disclosure Letter and except for notices relating to matters that are not material. To the best knowledge of the Company, neither the Company nor any subsidiary of the Company has received any notice of a nature described in clauses (A) through (D), inclusive, of the immediately preceding sentence. For purposes of this Agreement, the term "Hazardous Substance" shall mean any toxic or hazardous materials or substances, including asbestos, buried contaminants, chemicals, flammable explosives, radioactive materials, petroleum and petroleum products and any substances defined as, or included in the definition of, "hazardous substances", "hazardous wastes," "hazardous materials" or "toxic substances" under any Environmental Law.

     (b) Except as set forth in Item 3.16 of the Company Disclosure Letter, no Environmental Law imposes any obligation upon the Company or its subsidiaries arising out of or as a condition to any transaction contemplated by this Agreement or the Stockholder Agreements, including any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree. No Lien has been placed upon any of the Company's or it subsidiaries' properties under any Environmental Law.

     SECTION 3.17. INTELLECTUAL PROPERTY. The Company and its subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, know how, FCC call signs and other proprietary intellectual property rights and computer programs (collectively, "Intellectual Property Rights") that are material to the conduct of the business of the Company and its subsidiaries taken as a whole. Item 3.17 of the Company Disclosure Letter sets forth a description of all Intellectual Property Rights that are material to the conduct of the business of the Company and its subsidiaries taken as a whole. Except as set forth in Item 3.17 of the Company Disclosure Letter, no claims are pending or, to the best knowledge of the Company, threatened that the Company or any of its subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the best knowledge of the Company, except as set forth in Item 3.17 of the Company Disclosure Letter, no person is infringing the rights of the Company or any of its subsidiaries with respect to any Intellectual Property Right.

     SECTION 3.18. FCC QUALIFICATIONS. After due investigation, except for the matters described in Item 3.18 of the Company Disclosure Letter, the Company is not aware of any facts or circumstances relating to the Company or any of its subsidiaries that might prevent or delay prompt consent to the transfer of control applications with respect to the Stations and the issuance of the FCC Order (as defined in Section 7.01(b)).

     SECTION 3.19. REQUIRED VOTE. The affirmative vote of the holders of at least a majority of the Shares outstanding is the only vote of the holders of any class or series of capital stock of the Company necessary under applicable law or otherwise to approve the Merger and this Agreement and the transactions contemplated hereby.

     SECTION 3.20. BROKERS; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished Parent with a true and complete copy of its engagement letter with Morgan Stanley & Co. Incorporated (which letter sets forth the method of calculation of any fees to be payable to Morgan Stanley & Co. Incorporated). In connection with this Agreement and the transactions contemplated hereby, the Company is not subject to any obligation or commitment to pay the legal fees or related expenses of any stockholder of the Company.

     SECTION 3.21. OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Morgan Stanley & Co. Incorporated, dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration to be received in the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, and a complete and correct signed copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Parent, and such opinion has not been withdrawn or modified.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                OF PARENT AND SUB

     Parent and Sub represent and warrant to the Company as follows:

     SECTION 4.01. ORGANIZATION. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted.

     SECTION 4.02. AUTHORITY. Parent and Sub have requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub (including approval of the Merger and this Agreement by the Board of Directors of Parent) and no other corporate proceedings on the part of Parent and Sub are necessary to authorize this Agreement or to consummate such transactions. No vote of Parent stockholders is required to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub, as the case may be, and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Sub enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

     SECTION 4.03. CONSENTS AND APPROVALS; NO VIOLATIONS. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Communications Act (including approvals or waivers of the FCC in connection with the transfer of the licenses in connection with the ownership or operation of the Stations), the HSR Act, the DGCL, the laws of other states in which Parent is qualified to do or is doing business and state takeover laws, neither the execution, delivery or performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation or by-laws of Parent and Sub, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not be reasonably expected to prevent or materially delay the consummation of the Merger), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, permit, concession, franchise, license, lease, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its subsidiaries or any of their properties or assets, except in the case of clauses
(iii) and (iv) for violations, breaches or defaults which would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Merger.

     SECTION 4.04. INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     SECTION 4.05. INTERIM OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     SECTION 4.06. BROKERS. No broker, investment banker, financial advisor or other person, other than Merrill Lynch & Co., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

     SECTION 4.07. FINANCING. At the Effective Time, Parent will have sufficient funds available to purchase, or to cause Sub to purchase, all the Shares pursuant to the Merger and to pay all fees and expenses related to the transactions contemplated by this Agreement.

     SECTION 4.08. FCC QUALIFICATIONS. Except as set forth in Item 4.08 of the letter from Parent to the Company dated the date hereof, which letter relates to this Agreement and is designated therein as the Parent Disclosure Letter (the "Parent Disclosure Letter"), and after due investigation, Parent and Sub are not aware of any other facts or circumstances relating to Parent or any of its subsidiaries that might prevent or delay prompt consent by the FCC to the transfer of control applications relating to the Stations and the issuance of the FCC Order.

     SECTION 4.09. LITIGATION. As of the date of this Agreement, there is no suit, claim, action, proceeding or investigation pending or, to the best knowledge of Parent, threatened against Parent or any of its subsidiaries that could reasonably be expected to prevent or materially delay the consummation of the Merger. As of the date of this Agreement, neither Parent nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that could reasonably be expected to prevent or materially delay the consummation of the Merger.


                                    ARTICLE V

                                    COVENANTS

     SECTION 5.01. COVENANTS OF THE COMPANY. During the period from the date of this Agreement through the Effective Time, the Company agrees as to itself and its subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that Parent shall otherwise consent in writing):

     (a) ORDINARY COURSE. The Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and key employees and preserve their relationships with customers, suppliers and others having business dealings with the Company and its subsidiaries.

     (b) DIVIDENDS; CHANGES IN STOCK. The Company shall not, and shall not permit any of its subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock except for dividends by a direct or indirect wholly owned subsidiary of the Company to its parent,
(ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities.

     (c) ISSUANCE OF SECURITIES. The Company shall not, and shall not permit any of its subsidiaries to, issue, deliver, sell, pledge or encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest (including stock appreciation rights or phantom stock) other than (i) the issuance of Shares upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with the terms of such Company Stock Options and (ii) the issuance of Shares upon the exercise of Management Warrants outstanding on the date of this Agreement and in accordance with the terms of such Management Warrants.

     (d) GOVERNING DOCUMENTS. The Company shall not, and shall not permit any of its subsidiaries to, amend or propose to amend its certificate of incorporation or by-laws (or similar organizational documents).

     (e) NO ACQUISITIONS. The Company shall not, and shall not permit any of its subsidiaries to, acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole.

     (f) NO DISPOSITIONS. Other than dispositions in the ordinary course of business consistent with past practice which are not material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, the Company shall not, and shall not permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets.

     (g) INDEBTEDNESS. The Company shall not, and shall not permit any of its subsidiaries to, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of others, enter into any "keep-well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings incurred in the ordinary course of business consistent with past practice, or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than (A) to the Company or any direct or indirect wholly owned subsidiary of the Company or (B) any advances to employees in accordance with past practice.

     (h) ADVICE OF CHANGES; FILINGS. To the extent permitted by FCC regulations, the Company shall confer on a regular and frequent basis with Parent, report on operational matters and promptly advise Parent orally and in writing of any material adverse change with respect to the Company. The Company shall promptly provide to Parent (or its counsel) copies of all filings made by the Company with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

     (i) TAX MATTERS. The Company shall not make any tax election that would have a material effect on the tax liability of the Company or any of its subsidiaries or settle or compromise any material income tax liability of the Company or any of its subsidiaries. The Company shall, before filing or causing to be filed any material tax return of the Company or any of its subsidiaries, consult with Parent and its advisors as to the positions and elections that may be taken or made with respect to such return, and shall take such positions or make such elections as the Company and Parent shall jointly agree or, failing such agreement, shall take positions or make elections consistent with its past practices.

     (j) CAPITAL EXPENDITURES. Neither the Company nor any of its subsidiaries shall make or agree to make any new capital expenditure or expenditures that, individually, exceeds $1,000,000 or, in the aggregate, exceed $5,000,000.

     (k) DISCHARGE OF LIABILITIES. The Company shall not, and shall not permit any of its subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party.

     (l) MATERIAL CONTRACTS. Neither the Company nor any of its subsidiaries shall (i) enter into, modify in any material respect, amend in any material respect or terminate any (w) television network affiliation agreement relating to any of the Stations, (x) any programming agreement having a term longer than one year or having an aggregate value over its term greater than $500,000, (y) retransmission consent agreement relating to any of the Stations or (z) any other material contract or agreement to which the Company or such subsidiary is a party or (ii) waive, release or assign any material rights or claims.

     (m) EMPLOYEE MATTERS. Neither the Company nor any of its subsidiaries shall
(i) grant any increases in the compensation of any of its directors, officers or key employees, except for increases required under employment agreements existing on the date hereof and increases for officers and employees in the ordinary course of business consistent with past practice that, in any event, do not increase such officer's or employee's aggregate compensation by more than 10% over his aggregate compensation in effect on the date hereof, (ii) pay or agree to pay any pension retirement allowance or other employee benefit not required or contemplated by any of the existing Benefit Plans as in effect on the date hereof to any such director, officer or key employee, whether past or present, (iii) enter into any new, or materially amend any existing, employment, severance or termination agreement with any such director, officer or key employee, (iv) except as required to comply with applicable law, become obligated under any new Benefit Plan which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of enhancing any benefits thereunder. The Company shall provide Parent with copies of any amendments to any Benefit Plan prior to the Effective Time or (v) terminate the employment, demote, reassign or otherwise make any change in the employment status of any existing general manager of any Station. Notwithstanding the foregoing, the Company may pay "stay bonuses" to employees who are not parties to employment agreements in an aggregate amount not exceeding $200,000.

     (n) ACCOUNTING. The Company shall not adopt any material change, other than in the ordinary course of business consistent with past practice or as required by the SEC or by law, in its accounting policies, procedures or practices.

     (o) FCC LICENSE RENEWALS. The Company will, and shall cause its subsidiaries to, timely file with the FCC all license renewal applications with respect to the Stations as they become due and shall take all necessary action to effectuate such license renewals.

In the event the Company shall request Parent to consent in writing to an action otherwise prohibited by this Section 5.01, Parent shall use its reasonable best efforts to respond in a prompt and timely fashion, but may otherwise respond affirmatively or negatively in its sole discretion.

     SECTION 5.02. NO SOLICITATION. (a) The Company and its subsidiaries and their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, financial advisor, attorney or accountant retained by the Company or any of its subsidiaries) shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal (as hereinafter defined). The Company shall not, nor shall it permit any of its subsidiaries to, and it shall use its best efforts to cause its officers, directors, employees, agents, affiliates or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information, other than the Company SEC Documents), or knowingly take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or would reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; PROVIDED, HOWEVER, that if the Board of Directors of the Company determines in good faith, after consultation with and based on the advice of outside counsel, that it is required to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to an unsolicited Takeover Proposal, and subject to compliance with Section 5.02(c), (x) furnish information with respect to the Company to any person pursuant to a confidentiality agreement containing terms no less favorable to the Company than the form entered into between the Company and Parent and (y) participate in negotiations regarding such Takeover Proposal. For purposes of this Agreement, "Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its subsidiaries taken as a whole or 20% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement, or any other transaction the consummation of which could reasonably be expected to prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated by this Agreement and the Stockholder Agreements.

     (b) Except as set forth in this Section 5.02, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") with respect to any Takeover Proposal. Notwithstanding the foregoing, in the event that the Board of Directors of the Company determines in good faith, after consultation with and based on the advice of outside counsel, that it is required to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors of the Company may (subject to the following sentences) withdraw or modify its approval or recommendation of the Merger and this Agreement (or not to recommend it before the Proxy Statement is sent to stockholders), approve or recommend a Superior Proposal (as defined below) or terminate this Agreement, but in each case only at a time that is after the fifth business day following Parent's receipt of written notice (a "Notice of Superior Proposal") advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person (and, if known and applicable, its "ultimate parent entity" as defined in the rules and regulations promulgated under the HSR Act) making such Superior Proposal. In addition, if the Company proposes to terminate this Agreement, it shall upon such times set forth in Section 6.05(b) pay to Parent the Expenses and Termination Fee (each as defined in Section 6.05(b)). For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the Company Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger.

     (c) In addition to the obligations of the Company set forth in paragraphs
(a) and (b) of this Section 5.02, the Company shall immediately advise Parent orally and in writing of any request for information (other than the Company SEC Documents) or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal. The Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request or Takeover Proposal.

     (d) Nothing contained in this Section 5.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with and based on the advice of outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law; PROVIDED, HOWEVER, neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 5.02(b), withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

     SECTION 5.03. THIRD PARTY STANDSTILL AGREEMENTS. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its subsidiaries is a party (other than any involving Parent or its subsidiaries). During such period, the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, but not limited to, obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

     SECTION 5.04 OTHER ACTIONS. The Company shall not, and shall not permit any of its subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect, or (iii) any of the conditions set forth in Section 7.01 or Section 7.03 not being satisfied (subject to the Company's right to take actions specifically permitted by Section 5.02).


                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

     SECTION 6.01. STOCKHOLDER APPROVAL; PREPARATION OF PROXY STATEMENT. (a) The Company shall as soon as practicable following the date hereof, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of obtaining the Company Stockholder Approval. The Company shall, through its Board of Directors, recommend to its stockholders that the Company Stockholder Approval be given; provided that in the event that the Board of Directors of the Company determines in good faith, after consultation with and based on the advice of outside counsel, that it is required to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors of the Company may decline to make such recommendation. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.01(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company of its approval or recommendation of this Agreement or the Merger.

     (b) The Company shall as soon as practicable following the date hereof, prepare and file a preliminary Proxy Statement with the SEC and shall use its reasonable efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of such staff. Parent shall as soon as practicable following the date hereof supply such information for inclusion in the Proxy Statement as shall reasonably be requested by the Company. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

     (c) At the Stockholders Meeting, Parent agrees to cause all Shares owned by Parent or any subsidiary of Parent to be voted in favor of the Company Stockholder Approval.

     SECTION 6.02. ACCESS TO INFORMATION. To the extent permitted by FCC regulations and subject to restrictions contained in confidentiality agreements to which the Company is subject (from which it shall use reasonable efforts to be released), upon reasonable notice the Company shall, and shall cause each of its subsidiaries to, afford to Parent and to the officers, employees, accountants, counsel and other representatives of Parent access, during normal business hours during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its subsidiaries to) furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirement of the Federal or state securities laws, the Communications Act or the Federal tax laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Except as otherwise agreed to by the Company, unless and until the consummation of the Merger, and notwithstanding termination of this Agreement, the terms of the Confidentiality Agreements dated as of November 8, 1995 and June 5, 1996 between Parent and the Company (the "Confidentiality Agreements") shall apply to all information furnished thereunder or hereunder.

     SECTION 6.03. REASONABLE EFFORTS. (a) Each of the Company, Parent and Sub agree to use its reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on itself with respect to the Merger (which actions shall include furnishing all information required under the Communications Act, the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Merger. Each of the Company, Parent and Sub shall, and shall cause its subsidiaries to, use its reasonable efforts to take all reasonable actions necessary to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, Sub, the Company or any of their subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement, except that no party need waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any assets not contemplated by the terms of a Temporary Waiver (as hereinafter defined); provided that in no event shall Parent be required to dispose of any assets or operations owned by it or any of its subsidiaries on the date hereof or otherwise acquired prior to the Effective Time pursuant to an agreement entered into by Parent or any of its subsidiaries prior to the date hereof.

     (b) Each of Parent, Sub and the Company shall use its reasonable efforts to file the applications for the FCC Order within twenty business days from the date hereof and to take, or cause to be taken, all actions necessary, proper or advisable to obtain the FCC Order and to satisfy all conditions therein (including the acceptance of a Temporary Waiver), in each case so as to come into compliance with FCC requirements and to consummate the Merger as promptly as practicable, except that no party need waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any assets not contemplated by the terms of a Temporary Waiver; provided that in no event shall Parent be required to dispose of any assets or operations owned by it or any of its subsidiaries on the date hereof or otherwise acquired prior to the Effective Time pursuant to an agreement entered into by Parent or any of its subsidiaries prior to the date hereof. "Temporary Waiver", as used herein, shall mean a waiver of the prohibitions contained in 47 C.F.R. Section.73.3555, which waiver shall expire not earlier than six months from the date of the FCC Order and which, among other things, shall suspend any obligation of Parent or any of its subsidiaries to dispose of any assets or operations of the Surviving Corporation or any subsidiary thereof or to agree to limitations on its or their operations and which shall not require Parent to dispose of any assets or operations owned by it or any of its subsidiaries on the date hereof or otherwise acquired prior to the Effective Time pursuant to an agreement entered into by Parent or any of its subsidiaries prior to the date hereof.

     SECTION 6.04. COMPANY STOCK OPTIONS AND MANAGEMENT WARRANTS. (a) At the Effective Time, each holder of a then outstanding Company Stock Option, whether or not then exercisable, shall, in settlement thereof, receive from the Company for each Share subject to such Company Stock Option an amount (subject to any applicable withholding tax) in cash equal to the excess, if any, of the Merger Consideration over the per Share exercise price of such Company Stock Option (such amount being hereinafter referred to as the "Option Consideration"); PROVIDED, HOWEVER, that with respect to any person subject to Section 16(a) of the Exchange Act, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. Upon receipt of the Option Consideration, the Company Stock Option and any coupled SAR (as defined in the Company's Executive Stock Option Plan) shall be canceled. The surrender of any Company Stock Option (and any coupled SAR) to the Company in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Company Stock Option (and any such coupled SAR). Prior to the Effective Time, the Company shall use its best efforts to obtain all necessary consents or releases from holders of Company Stock Options and to take all such other lawful action as may be necessary to give effect to the transactions contemplated by this Section 6.04(a) (except for such action that may require the approval of the Company's stockholders). Except as otherwise agreed to by the parties, (a) the Company's Executive Stock Option Plan shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its subsidiaries shall be canceled as of the Effective Time and (b) the Company shall take all action necessary to ensure that following the Effective Time no participant in the Company's Executive Stock Option Plan or other plans, programs or arrangements shall have any right thereunder to acquire equity securities of the Company, the Surviving Corporation or any subsidiary of the Company or the Surviving Corporation and to terminate all such plans, programs or arrangements.

     (b) At the Effective Time, each holder of a then outstanding Management Warrant, whether or not then exercisable, shall, in settlement thereof, receive from the Company for each Share subject to such Management Warrant an amount (subject to any applicable withholding tax) in cash equal to the excess, if any, of the Merger Consideration over the per Share exercise price of such Management Warrant (such amount being hereinafter referred to as the "Warrant Consideration"); provided, however, that with respect to any person subject to
Section 16(a) of the Exchange Act, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. Upon receipt of the Warrant Consideration, the related Management Warrant shall be canceled. The surrender of any Management Warrant to the Company in exchange for the Warrant Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Management Warrant. Prior to the Effective Time, the Company shall use its best efforts to obtain all necessary consents or releases from the holders of the Management Warrants and to take all such other lawful action as may be necessary to give effect to the transactions contemplated by this Section 6.04(b) (except for such action that may require the approval of the Company's stockholders). Except as otherwise agreed to by the parties, the Company shall take all action necessary to ensure that following the Effective Time no holder of Management Warrants shall have any right thereunder to acquire equity securities of the Company, the Surviving Corporation or any subsidiary of the Company or the Surviving Corporation and to cancel the Management Warrants upon payment of the Warrant Consideration relating thereto.

     SECTION 6.05. FEES AND EXPENSES. (a) Except as provided below in this
Section 6.05, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

     (b) The Company shall pay, or cause to be paid, in same day funds to Parent the sum of (x) the Expenses (as hereinafter defined) and (y) $30,000,000 (the "Termination Fee") under the circumstances and at the times set forth as follows:

                  (i) if Parent or Sub terminates this Agreement under Section 8.01(e) and at the time of such termination there is no pending Takeover Proposal, the Company shall pay the Expenses and the Termination Fee upon demand;

                  (ii) if Parent or Sub terminates this Agreement under Section 8.01(e) and at the time of such termination a Takeover Proposal shall then be pending, the Company shall pay the Expenses, upon demand; in addition, if within twelve months after such termination, the Company shall enter into an Acquisition Agreement providing for a Takeover Proposal or a Takeover Proposal shall be consummated, the Company shall pay the Termination Fee concurrently with the earlier of the entering into of such Acquisition Agreement or the consummation of such Takeover Proposal;

                  (iii) if the Company terminates this Agreement under Section 8.01(f), the Company shall pay the Expenses concurrently therewith; in addition, if within twelve months after such termination, the Company shall enter into an Acquisition Agreement providing for a Takeover Proposal or a Takeover Proposal shall be consummated, the Company shall pay the Termination Fee concurrently with the earlier of the entering into of such Acquisition Agreement or the consummation of such Takeover Proposal; and

                  (iv) if, at the time of any other termination of this Agreement (other than (A) a termination by the Company pursuant to Section 8.01(g) or (B) provided that the Company is not at the time of such termination in breach of its obligations under Section 5.02 or
         Section 6.03, a termination pursuant to Section 8.01(a), Section 8.01(b)(i) or Section 8.01(b)(iii)), a Takeover Proposal shall have been made (other than a Takeover Proposal made prior to the date hereof), the Company shall pay the Expenses, if terminated by the Company, concurrently therewith or, if terminated by Parent, upon demand; in addition, if within twelve months of such termination, the Company shall enter into an Acquisition Agreement providing for a Takeover Proposal or a Takeover Proposal shall be consummated, the Company shall pay the Termination Fee concurrently with the earlier of the entering into of such Acquisition Agreement or the consummation of such Takeover Proposal.

"Expenses" shall mean documented out-of-pocket fees and expenses up to an aggregate $2,500,000 incurred prior to any termination of this Agreement or otherwise paid by or on behalf of Parent or Sub in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement, including all fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants to Parent or Sub. In no event shall more than one Termination Fee be payable.

     SECTION 6.06. INDEMNIFICATION. (a) The Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Restated Certificate of Incorporation and By-Laws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of persons who at any time prior to the Effective Time were identified as prospective indemnitees under the Restated Certificate of Incorporation or By-Laws of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law.

     Parent will not permit the provisions with respect to indemnification set forth in the Certificate of Incorporation and By-Laws of any of the Company's subsidiaries on the date of this Agreement to be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of persons who at any time prior to the Effective Time were identified as prospective indemnitees under any such Certificate of Incorporation or By-Laws in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law.

     (b) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers, directors, agents and employees of the Company and its subsidiaries (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval or Parent and the Surviving Corporation (which approval shall not be unreasonably withheld), or otherwise in connection with, any claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on the fact that such person is or was such a director, officer, agent or employee of the Company or any subsidiary and arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), in each case to the fullest extent permitted under the DGCL (and, from and after the Effective Time, shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under the DGCL, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by
Section 145(e) of the DGCL). Parent hereby guarantees the Surviving Corporation's obligations to the Indemnified Parties pursuant to this Section 6.06.

     (c) Without limiting the foregoing, in the event any Claim is brought against any Indemnified Party (whether arising before or after the Effective
Time) after the Effective Time (i) the Surviving Corporation shall pay all reasonable fees and expenses of counsel for the Indemnified Parties relating to such claim (which counsel shall be reasonably acceptable to Parent) and (ii) the Surviving Corporation shall not be liable for any settlement of any Claim effected without its written consent, which consent shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this
Section 6.06, upon learning of any such Claim, shall promptly notify the Surviving Corporation (although the failure so to notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability which the Surviving Corporation may have under this Section 6.06, except to the extent such failure prejudices the Surviving Corporation), and shall deliver to the Surviving Corporation the undertaking contemplated by Section 145(e) of the DGCL. Notwithstanding anything contained herein to the contrary, the Surviving Corporation shall not be obligated pursuant to this Section to pay the fees and expenses of more than one law firm (in addition to any appropriate local counsel) for all Indemnified Parties as a group with respect to each such matter unless there is, under applicable standards of professional conduct (as reasonably determined by counsel to such Indemnified Parties), a conflict on any significant issue between the positions of any two or more of such Indemnified Parties, in which event, any additional counsel as may be reasonably required and shall be reasonably satisfactory to Parent may be retained by such Indemnified Parties.

     (d) This Section 6.06 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs and personal representatives and shall be binding on Parent and Sub and the Surviving Corporation and their respective successors and assigns.

     SECTION 6.07. OBLIGATIONS OF SUB. Subject to the terms and conditions set forth in this Agreement, Parent shall take all actions necessary to cause Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

     SECTION 6.08. EMPLOYEE BENEFITS. (a) For at least twelve months following the Effective Time, Parent shall cause the Surviving Corporation to maintain employee benefits and programs for officers and employees of the Company and its subsidiaries (other than benefits based on equity securities or any equivalent thereof or any incentive based compensation, bonus, phantom stock or similar arrangement) that are no less favorable in the aggregate than those in place on the date hereof. For purposes of eligibility to participate in and vesting in benefits provided under employee benefit plans maintained by Parent and its affiliates (but not for purposes of determining benefits (or accruals thereof) under such plans), all persons previously employed by the Company or its subsidiaries and then employed by Parent or its affiliates shall be credited with their years of service with the Company and its subsidiaries. Nothing contained herein shall be construed to obligate Parent or any subsidiary thereof to employ, or cause the Company or its subsidiaries from and after the Effective Time to continue to employ, any officer or employee of the Company or its subsidiaries.

     (b) From and after the Effective Time, Parent shall cause the Surviving Corporation to assume and perform the Company's obligations as they exist on the date hereof under the Employment Agreements, each as amended by the Amendment to Employment Agreement dated as of December 20, 1995, between the Company and each of Michael Finkelstein, Edward T. Karlik and John C. Ferrara.

     SECTION 6.09. CERTAIN LITIGATION. The Company agrees that it shall not settle any litigation commenced after the date hereof against the Company or any of its directors by any stockholder of the Company relating to the Merger, this Agreement or the Stockholder Agreements, without the prior written consent of Parent. In addition, the Company shall not voluntarily cooperate with any third party that may hereafter seek to restrain or prohibit or otherwise oppose the Merger and shall cooperate with Parent and Sub to resist any such effort to restrain or prohibit or otherwise oppose the Merger, unless the Board of Directors of the Company determines in good faith, after consultation with and based on the advice of outside counsel, that failing so to cooperate with such third party or cooperating with Parent or Sub, as the case may be, would constitute a breach of the Board's fiduciary duties under applicable law.

     SECTION 6.10. TRANSFER OF OWNERSHIP OF CHANNEL 61. The Company agrees that, promptly after the execution of this Agreement, it shall (a) withdraw its pending FCC application with respect to the transfer of ownership of WTIC-TV, Channel 61, Hartford, Connecticut to William Grimes (which withdrawal may be conditioned upon completion of the Merger, if such conditional withdrawal is permitted by the FCC) and (b) upon such withdrawal, terminate or amend, in accordance with the terms and conditions set forth in Item 6.10 of the Company Disclosure Letter, the Stockholders' Agreement dated March 11, 1994, as amended, among Hartford Television, Inc., William Grimes and 61 Licensee, Inc. relating to such transfer of ownership.


                                   ARTICLE VII

                              CONDITIONS PRECEDENT

     SECTION 7.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

                  (a)  COMPANY STOCKHOLDER APPROVAL.  The Company
         Stockholder Approval shall have been obtained.

                  (b) FCC ORDER. The FCC shall have issued the FCC Order and any condition or action required to be satisfied or taken to legally effect the Merger in compliance with the FCC Order shall have been so satisfied or taken (provided, that in no event shall the foregoing require the satisfaction of any condition or the taking of any action that could under the terms of the FCC Order be so satisfied or taken subsequent to consummation of the Merger). As used in this Agreement, the term "FCC Order" means an order or decision of the FCC which grants all consents or approvals required under the Communications Act for the transfer of control of all FCC licenses held by the Company to Parent and/or Sub and the consummation of the Merger and the other transactions contemplated by this Agreement, whether or not any appeal or request for reconsideration or review of such order is pending, or whether the time for filing any such appeal or request for reconsideration or review, or for any sua sponte action by the FCC with similar effect, has expired. For purposes of this paragraph, the "FCC" shall mean the FCC or its staff.

                  (c) HSR PERIOD. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                  (d) NO INJUNCTIONS OR RESTRAINTS. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; PROVIDED, HOWEVER, that each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered except that no party need waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any assets not contemplated by the terms of a Temporary Waiver and in no event shall Parent be required to dispose of any assets or operations owned by it or any of its subsidiaries on the date hereof or otherwise acquired prior to the Effective Time pursuant to an Agreement entered into by Parent prior to the date hereof.

     SECTION 7.02. CONDITIONS TO THE COMPANY'S OBLIGATION TO EFFECT THE MERGER. The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following additional conditions:

                  (a) PERFORMANCE OF OBLIGATIONS; REPRESENTATIONS AND WARRANTIES. Parent and Sub shall have performed in all material respects each of their agreements contained in this Agreement required to be performed on or prior to the Closing Date, each of the representations and warranties of Parent and Sub contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Closing Date as if made on and as of such date (other than to the extent that any such representation and warranty, by its terms, is expressly limited to a specific date, in which case such representation and warranty shall be true and correct as of such date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than to the extent that any such representation and warranty, by its terms, is expressly limited to a specific date, in which case such representation and warranty shall be true and correct as of such date), in each case except as contemplated or permitted by this Agreement.

                  (b) OFFICER'S CERTIFICATE. Parent shall have furnished to the Company a certificate, dated the Closing Date, signed on behalf of Parent by an appropriate officer of Parent, certifying to the effect that the conditions set forth in this Section 7.02, insofar as they relate to Parent, have been satisfied in full.

                  (c) OTHER DOCUMENTS. Parent and Sub shall have furnished to the Company at the closing of the Merger such other customary documents, certificates or instruments as the Company may reasonably request evidencing compliance by Parent and Sub with the terms of this Agreement.

     SECTION 7.03. CONDITIONS TO THE PARENT'S AND SUB'S OBLIGATIONS TO EFFECT THE MERGER. The obligations of Parent and Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following additional conditions:

                  (a) PERFORMANCE OF OBLIGATIONS; REPRESENTATIONS AND WARRANTIES. The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Closing Date, each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Closing Date as if made on and as of such date (other than to the extent that any such representation and warranty, by its terms, is expressly limited to a specific date, in which case such representation and warranty shall be true and correct as of such date) and each of the representations and warranties that is not so qualified shall be true in all material respects on and as of the Closing Date as if made on and as of such date (other than to the extent that any such representation and warranty is, by its terms, expressly limited to a specific date, in which case such representation and warranty shall be true and correct as of such date), in each case except as contemplated or permitted by this Agreement.

                  (b) ABSENCE OF CERTAIN CHANGES. Since the date of this Agreement, (i) there shall have occurred no extraordinary adverse change (as hereinafter defined) with respect to the Company, (ii) no license renewal application filed by the Company or any of its subsidiaries with the FCC relating to any Station shall have been denied and (iii) there shall not have occurred and continued to exist for more than three business days (A) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the United States (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (B) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (C) any limitation (whether or not mandatory) by any Governmental Entity (exclusive of any foreign Governmental Entity) on, or other event that materially adversely affects, the extension of credit by banks or other lending institutions in the United States, or (D) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which in any case is reasonably expected to have a material adverse effect on the Company or to materially adversely affect Parent's or Sub's ability to complete the Merger or materially delay the consummation of the Merger.

                  (c) COMPANY STOCK OPTIONS AND MANAGEMENT WARRANTS. All required elections, consents and releases from holders of Company Stock Options or Management Warrants contemplated by Section 6.04 shall have been made or obtained.

                  (d) OFFICER'S CERTIFICATE. The Company shall have furnished to Parent a certificate, dated the Closing Date, signed by an appropriate officer of the Company, certifying to the effect that the conditions set forth in this Section 7.03, insofar as they relate to the Company, have been satisfied.

                  (e) OTHER DOCUMENTS. The Company shall have furnished to Parent at the closing of such Merger such other customary documents, certificates or instruments as Parent may reasonably request evidencing compliance by the Company with the terms of this Agreement.



                                  ARTICLE VIII

                            TERMINATION AND AMENDMENT

     SECTION 8.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the terms of this Agreement by the stockholders of the Company:

                  (a) by mutual written consent of Parent and the Company;

                  (b)  by either Parent or the Company:

                           (i) if any Governmental Entity shall have issued an
                  order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

                           (ii) if, at the Stockholders Meeting (including any
                  adjournment thereof) this Agreement shall fail to be adopted and approved by the requisite vote of the stockholders of the Company;

                           (iii) if the Merger shall not have been consummated
                  on or before the one year anniversary of the date hereof unless the failure to consummate the Merger is the result of a material breach of this Agreement by the party seeking to terminate this Agreement;

                  (c) by Parent or Sub, if the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under this Agreement, which failure cannot be or has not been cured within 20 business days after the giving of written notice thereof to the Company;

                  (d) by Parent or Sub, if there has been a breach of any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality or there has been a material breach of any such representations and warranties that are not so qualified, in each case which breach cannot be or has not been cured within 20 business days after the giving of written notice thereof to the Company;

                  (e) by Parent or Sub, if (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Sub its approval or recommendation of the Merger or this Agreement, or approved or recommended any Takeover Proposal or (ii) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing;

                  (f) by the Company in accordance with Section 5.02(b), provided it has complied with all provisions thereof, including the notice provisions therein, and that it complies with applicable requirements relating to the payment (to the extent required to be paid upon such termination) of the Expenses and the Termination Fee; or

                  (g) by the Company, if Sub or Parent shall have (i) failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of Sub or Parent to be performed or complied with by it under this Agreement or
         (ii) breached in any material respect any of their respective representations or warranties contained in this Agreement, which failure or breach described in clause (i) or (ii) above is incapable of being cured or has not been cured within 20 business days after the giving of written notice thereof to Parent or Sub, as applicable, and except, in any case described in clause (i) or (ii) above, for such failures and breaches which are not reasonably likely to affect adversely Parent's or Sub's ability to complete the Merger.

     SECTION 8.02. EFFECT OF TERMINATION. In the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, except with respect to Section 3.20, Section 4.06, the last sentence of Section 6.02, Section 6.05, this Section 8.02 and Article X; PROVIDED, HOWEVER, that nothing herein shall relieve any party for liability for any breach hereof.

     SECTION 8.03. AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors at any time before or after obtaining the Company Stockholder Approval (if required by law), but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 8.04. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.


                                   ARTICLE IX

                                  TENDER OFFER

     SECTION 9.01. TENDER OFFER. (a) If (i) there is a bona fide proposal made by a person other than Parent, Sub or any respective affiliate thereof to effect a Takeover Proposal or (ii) the FCC will otherwise permit the filing and grant of an application for special temporary authority, Parent shall have the right, in its sole discretion, upon no less than five days' notice to the Company, to commence a cash tender offer to purchase all the outstanding Shares (with at least a majority of the fully-diluted Shares minimum condition, which cannot be waived without the written consent of the Company) at a price equal to or in excess of what would have been the Merger Consideration. There shall be no conditions to the acceptance of Shares pursuant to such tender offer except (x) such conditions as are expressly set forth in Section 7.01 and 7.03 of this Agreement, (y) grant or approval by the FCC of special temporary authority pursuant to the Communications Act to consummate the offer and (z) any additional conditions set forth in Item 9.01 of the Parent Disclosure Letter.

     (b) Notwithstanding Parent's exercise of such option to commence such a tender offer, this Agreement shall remain in full force and effect and, to the extent applicable, the provisions thereof shall apply to such tender offer and subsequent merger. Without limiting the foregoing, the parties hereto agree to amend this Agreement to include customary provisions pertaining to cash tender offers, including provisions relating to the extension of any such offer, the preparation, filing and dissemination of such documents as shall be required under applicable law in connection with tender offers (and the provision of information required to be included therein), the recommendation of the offer by the Company's Board of Directors and the appointment by Parent (or the trustee referred to below) of directors to the Company's Board of Directors. Any Shares not purchased by Parent in such tender offer shall be, as promptly as possible, acquired by Parent at the same purchase price paid for Shares accepted in such tender through a short-form merger (if available) or a long-form merger, subject to any required approval or order of the FCC.

     (c) Parent or Sub, as appropriate, will enter into a voting trust agreement with respect to the Shares purchased pursuant to the offer with one or more voting trustees acceptable to the FCC, and the Company will cooperate with the trustee, Parent and Sub to effect a sale of the Shares if Shares must be sold pursuant to the voting trust agreement.

     (d) The Company agrees that it will, at the time after commencement of the tender offer, to the extent permitted by applicable law and contractual obligations of the Company on the date hereof, enter into a loan agreement with Parent pursuant to which the Company will lend to Parent, during the period from the consummation of the offer until the sale of all the Shares held by the trustee as a result of the FCC Order not having been obtained, the Company's excess cash flow (which will have the meaning, to be set forth in the loan agreement, customarily ascribed to such term). The terms of any such loan (which will be unsecured) will be based upon market terms for loans of this nature.

     (e) Each of the parties hereto represent that all necessary corporate action has been taken to duly authorize the consummation of the transactions contemplated by this Section 9.01.


                                    ARTICLE X

                                  MISCELLANEOUS

     SECTION 10.01. NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

     SECTION 10.02. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by overnight courier (providing proof of delivery) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


                  (a)  if to Parent or Sub, to

                                    Tribune Company
                                    435 North Michigan Avenue
                                    Chicago, Illinois  60611
                         Attention: Dennis J. FitzSimons
                           Telecopy No.: 312/222-3203


                           with a copy to :

                                    Tribune Company
                                    435 North Michigan Avenue
                                    Chicago, Illinois  60611
                                    Attention:  Crane H. Kenney
                         Telecopy No.: 312/222-4206; and


                                    Sidley & Austin
                                    One First National Plaza
                                    Chicago, Illinois  60603
                       Attention: Thomas A. Cole, Esq. and
                              Larry A. Barden, Esq.
                                    Telecopy No:   312/853-7036


                  (b)  if to the Company, to

                        Renaissance Communications Corp.
                                    One Fawcett Place - Suite 120
                                    Greenwich, Connecticut  06830
                         Attention: Michael Finkelstein
                           Telecopy No.: 203/629-9821


                           with a copy to :

                                    Stroock & Stroock & Lavan
                                    Seven Hanover Square
                          New York, New York 10004-2696
                                    Attention:  Martin H. Neidell
                                    Telecopy No.:  212/806-6006


     SECTION 10.03. INTERPRETATION. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. As used in this Agreement, the term "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person. As used herein, "knowledge" or "best knowledge," as it relates to the Company or its Subsidiaries, means, with respect to any matter, that any executive officer or director of the Company or its subsidiaries or any general manager of the Stations has actual knowledge of such matter. As used in this Agreement, "material adverse change" or "material adverse effect" means, when used in connection with the Company, any change or effect (or any development that, insofar as can reasonably be foreseen is likely to result in any change or effect) that, individually or in the aggregate with any such other changes or effects, is materially adverse to the business, properties, assets, condition (financial or otherwise) or results of operations of the Company and its subsidiaries taken as a whole. As used in this Agreement, "extraordinary adverse change" means (i) the revocation of the FCC license relating to any Station or the receipt by the Company of an order to show cause with respect to such a revocation, or (ii) the physical destruction of any facility which has or will have the effect of a loss of broadcast capability at a Station for three consecutive days or more (provided that a Station shall not be deemed to have lost broadcast capability with respect to any day during which such Station's programming is carried on a complete and uninterrupted basis on such cable television system or systems as are then serving the principal broadcast market applicable to such Station and which carry such Station); provided, however, that any such change resulting from a failure to obtain an authorization, consent or approval relating to the Merger from, or the exercise of a right to terminate resulting from the Merger by, a party to any of the Company's network affiliation or programming agreements identified in Item 3.11(b) of the Company Disclosure Letter shall not constitute an extraordinary adverse change.

     SECTION 10.04. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     SECTION 10.05. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (including the Confidentiality Agreements and the other documents and the instruments referred to herein) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 6.04 and 6.06, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     SECTION 10.06. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

     SECTION 10.07. PUBLICITY. Except as otherwise required by law or the rules of the New York Stock Exchange, for so long as this Agreement is in effect, neither the Company nor Parent shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

     SECTION 10.08. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     SECTION 10.09. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the State of Delaware or a Delaware state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                           TRIBUNE COMPANY


                                           By /S/ DONALD C. GRENESKO
                                               Name:  Donald C. Grenesko
                                               Title: Sr. Vice President and
                                               Chief Financial Officer

                                           TOWER ACQUISITION COMPANY, INC.

                                           By  /s/ Dennis J. FitzSimons
                                               Name: Dennis J. FitzSimons
                                               Title: President

                                           RENAISSANCE COMMUNICATIONS CORP.

                                           By /s/ Michael Finkelstein
                                              Name: Michael Finkelstein
                                              Title: Chief Executive Officer

                                                               ANNEX B


                                                     Morgan Stanley & Co.
                                                     Incorporated
                                                     1585 Broadway
                                                     New York, New York  10036
                                                     (212) 761-4000

                                                     July 1, 1996

Board of Directors
Renaissance Communications Corp.
One Fawcett Place
Suite 120
Greenwich, Connecticut  06830


Gentlemen and Madam:

We understand that Renaissance Communications Corp. ("Renaissance" or the "Company"), Tribune Company ("Buyer") and Tower Acquisition Company, Inc., a wholly owned subsidiary of Buyer, ("Acquisition Sub") have entered into an Agreement and Plan of Merger, dated as of July 1, 1996 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Acquisition Sub with and into Renaissance. Pursuant to the Merger, Renaissance will become a wholly owned subsidiary of Buyer and each outstanding share of common stock, par value $.01 per share (the "Common Stock") of Renaissance, other than shares held in treasury or held by Buyer or any affiliate of Buyer or as to which dissenter's rights have been perfected, will be converted into the right to receive $36.00 per share in cash. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

         (i) analyzed certain publicly available financial statements and other information of the Company;

         (ii) analyzed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

         (iii) analyzed certain financial projections prepared by the management of the Company;

         (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

         (v) reviewed the reported prices and trading activity for the Common Stock;

         (vi) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

         (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

         (viii) participated in discussions and negotiations among representatives of Company and Buyer and their financial and legal advisors;

         (ix) reviewed the Merger Agreement and certain related documents; and

         (x) performed such other analyses as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on the bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory or financing services for the Company and Buyer and have received fees for the rendering of these services.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the Merger. In addition, we express no opinion or recommendations as to how the holders of Common Stock should vote at the shareholders' meeting held in connection with the Merger.

Based on the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.


                                Very truly yours,

                                MORGAN STANLEY & CO. INCORPORATED

                                By: /s/ Paul J. Taubman
                                        Paul J. Taubman
                                        Managing Director

                                                   ANNEX C

                               SECTION 262 OF DGCL


     APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss.ss.251 (other than a merger effected pursuant to subsection (g) of ss.251), 252, 254, 257, 258, 263 or 264 of this title:

       (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of ss.251 of this title.

       (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258,263 and 264 of this title to accept for such stock anything except:

          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

          c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

       (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

  (d)  Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Sections 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 299, L. '95, eff. 2-1-96.)

                        RENAISSANCE COMMUNICATIONS CORP.

                    PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

                                November 12, 1996


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF RENAISSANCE COMMUNICATIONS CORP.

     The undersigned stockholder of Renaissance Communications Corp., a Delaware corporation, revoking any previous proxies for its shares, hereby appoints Michael Finkelstein and John C. Ferrara and each of them, the true and lawful attorneys-in-fact and proxies of the undersigned, each having full power of substitution, to vote all shares of common stock which the undersigned is entitled to vote at the Special Meeting of Stockholders of Renaissance Communications Corp. to be held on November 12, 1996, and at any adjournments thereof, on all matters set forth in the Notice of Special Meeting of Stockholders and the related Proxy Statement dated October 4, 1996 as follows:

         (1) Approval of the Agreement and Plan of Merger, dated as of July 1, 1996, by and among Renaissance Communications Corp., Tribune Company and Tower Acquisition Company, Inc. (the "Merger Agreement") and the transactions contemplated thereby.

    /  /                              /  /                          /  /
  FOR the                           AGAINST the                   ABSTAIN
 Merger Agreement                Merger Agreement

     THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INSTRUCTIONS ON THE REVERSE SIDE. IN THE ABSENCE OF SUCH INSTRUCTIONS, THIS PROXY WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and the related Proxy Statement dated October 4, 1996.

                                 Dated                , 1996

                                          Signature

                                 Signature if held jointly

Please date and sign above exactly as your name or names appear hereon. Joint owners shall each sign personally. Corporate proxies should be signed in full corporate name by an authorized officer and attested. Persons signing in a fiduciary capacity should indicate their full name, in such capacity.